Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of
Kinder Morgan G.P., Inc.:

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Kinder Morgan G.P., Inc. (the “General Partner”) and its subsidiaries at December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.  This financial statement is the responsibility of the General Partner's management.  Our responsibility is to express an opinion on this financial statement based on our audit.  We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Houston, Texas
April 29, 2008

CONSOLIDATED BALANCE SHEET
Kinder Morgan G.P., Inc. and Subsidiaries

Successor Company
December 31, 2007
(In millions)
ASSETS:
Current Assets:
Cash and Cash Equivalents	$58.9
Restricted Deposits	67.9
Accounts, Notes and Interest Receivable, Net
Trade	960.2
Related Parties	1.9
Inventories	37.9
Gas Imbalances	26.9
Prepayments and Other	61.2
1,214.9

Notes Receivable – Related Parties	87.9

Investments	790.8

Goodwill	7,751.7

Other Intangibles, Net	310.2

Property, Plant and Equipment, Net	14,340.9

Deferred Charges and Other Assets	306.4

Total Assets	$24,802.8

CONSOLIDATED BALANCE SHEET
Kinder Morgan G.P., Inc. and Subsidiaries

Successor Company
December 31, 2007
(In millions)
LIABILITIES AND STOCKHOLDER’S EQUITY:
Current Liabilities:
Current Maturities of Long-term Debt	$21.1
Notes Payable	589.1
Cash Book Overdrafts	19.0
Accounts Payable	928.0
Accrued Interest	132.3
Accrued Taxes	73.7
Gas Imbalances	23.7
Other	780.6
2,567.5

Other Liabilities and Deferred Credits:
Deferred Income Taxes	1,548.6
Other	1,327.1
2,875.7

Long-term Debt:
Outstanding Notes and Debentures	6,476.2
Cumulative Preferred Stock	100.0
Value of Interest Rate Swaps	153.2
6,729.4

Minority Interests in Equity of Subsidiaries	4,127.4
Leases and Commitments (Note 13)

Stockholder’s Equity:
Common Stock, $10 Par Value, Authorized, Issued and Outstanding 1,000,000 Shares	10.0
Additional Paid-in Capital	8,688.7
Accumulated Earnings (Note 10)	-
Accumulated Other Comprehensive Loss	(195.9)
Total Stockholder’s Equity	8,502.8
Total Liabilities and Stockholder’s Equity	$24,802.8

The accompanying notes are an integral part of this financial statement.

NOTES TO CONSOLIDATED BALANCE SHEET

Kinder Morgan G.P., Inc. and Subsidiaries

1.  General

In this report, unless the context requires otherwise, references to “we,” “us” or “our” are intended to mean Kinder Morgan G.P., Inc. (the “General Partner”) and its consolidated subsidiaries. Effective February 14, 1997, Kinder Morgan (Delaware), Inc. acquired all of the issued and outstanding stock of Enron Liquids Pipeline Company, and Enron Liquids Pipeline Company was renamed Kinder Morgan G.P., Inc. On October 7, 1999, Kinder Morgan (Delaware), Inc. was acquired by K N Energy, Inc., a Kansas corporation and an integrated energy services provider, which was renamed Kinder Morgan, Inc. Kinder Morgan, Inc. was acquired by investors including its Chairman and Chief Executive Officer, Richard D. Kinder, on May 30, 2007 (“the Going Private transaction”), as discussed following, and subsequently was renamed Knight Inc. In general, the name “Kinder Morgan, Inc.” is used prior to completion of the Going Private transaction and “Knight Inc.” is used thereafter. Kinder Morgan (Delaware), Inc. remains our sole stockholder.

Apart from our investment in i-units as discussed following, we own an interest in Kinder Morgan Energy Partners, L.P., a publicly traded pipeline master limited partnership, referred to in these Notes as Kinder Morgan Energy Partners, consisting of (i) a 1% general partner interest; (ii) a 1.0101% general partner interest in each of Kinder Morgan Energy Partners’ five operating limited partnerships and (iii) an approximate 1% limited partner interest, represented by the ownership of 1,724,000 common units of Kinder Morgan Energy Partners. Due to our implementation of Emerging Issues Task Force (“EITF”) No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, we began including Kinder Morgan Energy Partners and its consolidated subsidiaries in our Consolidated Balance Sheet effective January 1, 2006. This means that the accounts, balances and results of operations of Kinder Morgan Energy Partners and its consolidated subsidiaries are presented on a consolidated basis with ours and those of our other consolidated subsidiaries for financial reporting purposes.

On February 14, 2001, Kinder Morgan Management, LLC, a limited liability company, referred to in these Notes as Kinder Morgan Management, was formed as a direct subsidiary of Kinder Morgan G.P., Inc. under the Delaware Limited Liability Company Act. The General Partner owns the only two Kinder Morgan Management voting shares, which are the only shares entitled to vote in the election of its directors. On May 18, 2001, Kinder Morgan Management issued 29,750,000 of its shares representing limited liability company interests with limited voting rights in an initial public offering. Of these shares, 2,975,000 were purchased by Kinder Morgan, Inc. and 26,775,000 were purchased by the public. Kinder Morgan Management used substantially all of the net proceeds from this offering to purchase i-units from Kinder Morgan Energy Partners. The shares in Kinder Morgan Management (our consolidated subsidiary – see “Basis of Presentation” in Note 2) with limited voting rights purchased by Kinder Morgan, Inc. and the public created a minority interest on our Consolidated Balance Sheet of $991.9 million at the time of the transaction. The i-units are a separate class of limited partner interests in Kinder Morgan Energy Partners and are issued only to Kinder Morgan Management. The i-units are similar to Kinder Morgan Energy Partners’ common units, except that quarterly distributions are paid in additional i-units rather than in cash. Kinder Morgan Management trades on the New York Stock Exchange under the symbol “KMR.” Subsequent to the initial public offering by Kinder Morgan Management of its shares, Kinder Morgan Management has made additional sales of its shares, both through public and private offerings. At December 31, 2007, Knight Inc. owned approximately 10.3 million or 14.2% of Kinder Morgan Management’s outstanding shares.

Upon purchasing i-units from Kinder Morgan Energy Partners, Kinder Morgan Management became a limited partner in Kinder Morgan Energy Partners and, pursuant to a delegation of control agreement between Kinder Morgan Management and the General Partner, manages and controls Kinder Morgan Energy Partners’ business and affairs, and the business and affairs of Kinder Morgan Energy Partners’ operating limited partnerships. Under the delegation of control agreement, the General Partner delegated to Kinder Morgan Management, to the fullest extent permitted under Delaware law and Kinder Morgan Energy Partners’ partnership agreement, all of its power and authority to manage and control Kinder Morgan Energy Partners’ business and affairs, except that Kinder Morgan Management cannot take certain specified actions without the approval of the General Partner. In accordance with its limited liability company agreement, Kinder Morgan Management’s activities will be restricted to being a limited partner in, and managing and controlling the business and affairs of, Kinder Morgan Energy Partners and its operating limited partnerships.

On August 28, 2006, Kinder Morgan, Inc. entered into an agreement and plan of merger whereby each share of its common stock would be converted into the right to receive $107.50 in cash without interest. In turn, Kinder Morgan, Inc. would merge with a wholly owned subsidiary of Knight Holdco LLC, a privately owned company in which Richard D. Kinder, Kinder Morgan, Inc.’s then Chairman and Chief Executive Officer would be a major investor. Kinder Morgan, Inc.’s board of directors, on the unanimous recommendation of a special committee composed entirely of independent directors, approved the agreement and recommended that its stockholders approve the merger. Kinder Morgan, Inc.’s stockholders voted to approve the proposed merger agreement at a special meeting held on December 31, 2006. On May 30, 2007, the merger closed, with Kinder Morgan, Inc. continuing as the surviving legal entity and subsequently renamed “Knight Inc.” Additional investors in Knight Holdco LLC include the following: other senior members of Knight Inc. management, most of whom are also our officers and of Kinder Morgan Management; Kinder Morgan, Inc. co-founder William V. Morgan; Kinder Morgan, Inc. board members Fayez Sarofim and Michael C. Morgan; and affiliates of (i) Goldman Sachs Capital Partners; (ii) American International Group, Inc.; (iii) The Carlyle Group; and (iv) Riverstone Holdings LLC. As a result of this transaction, which was a purchase business combination for accounting purposes, Knight Holdco LLC was required, pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations, to record the assets acquired and liabilities assumed at their fair values as of the acquisition date, resulting in a new basis of accounting.

As a result of the application of the Securities and Exchange Commission rules and guidance regarding “push down” accounting, the investors’ new basis in our assets and liabilities is reflected in our financial statements effective with the closing of the Going Private transaction. Therefore, in the accompanying consolidated financial statements, transactions and balances prior to the closing of the Going Private transaction (the amounts labeled “Predecessor Company”) reflect the historical basis in our assets and liabilities, while the amounts subsequent to the closing (the amounts labeled “Successor Company”) reflect the push down of the investors’ new basis to our financial statements. Although the Going Private transaction closed on May 30, 2007, for convenience, the Predecessor Company is assumed to end on May 31, 2007 and the Successor Company is assumed to begin on June 1, 2007. The results of operations for the two day period from May 30 to May 31, 2007 are not material to any of the periods presented.

As required by Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, (applied by the investors and pushed down to our financial statements), effective with the closing of the Going Private transaction, all of our assets and liabilities have been recorded at their estimated fair market values based on a preliminary allocation of the purchase price paid in the Going Private transaction. To the extent that the General Partner consolidates less than wholly owned subsidiaries (such as Kinder Morgan Energy Partners and Kinder Morgan Management), the reported assets and liabilities for these entities have been given a new accounting basis only to the extent of our economic ownership interest in those entities. Therefore, the assets and liabilities of these entities are included in our financial statements, in part, at a new accounting basis reflecting the investors’ purchase of our economic interest in these entities (approximately 44% in the case of Kinder Morgan Energy Partners and 0% in the case of Kinder Morgan Management). The remaining percentage of these assets and liabilities, reflecting the continuing unconsolidated ownership interest, is included at its historical accounting basis.

The difference between the portion of Knight Inc.’s purchase price allocated to us and the fair value of our assets and liabilities is reported as goodwill. The net increase in our equity resulting from the push down of the Knight Inc. purchase price was approximately $8.0 billion and is included in “Additional Paid-in Capital” in the accompanying Consolidated Balance Sheet.

As with all purchase accounting transactions, the preliminary allocation of purchase price resulting from the Going Private transaction as reflected in the accompanying consolidated financial statements will be adjusted during an allocation period as better or more complete information becomes available. Some of these adjustments may be significant. Generally, this allocation period will not exceed one year, and will end when Knight Inc. is no longer waiting for information that is known to be available or obtainable.

2.  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Balance Sheet includes the accounts of Kinder Morgan, G.P., Inc. and our majority-owned and controlled subsidiaries, as well as those of Kinder Morgan Energy Partners. Except for Kinder Morgan Energy Partners and Kinder Morgan Management, investments in 50% or less owned operations are accounted for under the equity method. These investments reported under the equity method include jointly owned operations in which we have the ability to exercise significant influence over their operating and financial policies.

Under the provisions of SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, majority-owned subsidiaries – companies in which a parent has a controlling financial interest through direct or indirect ownership of a majority voting interest – are consolidated. Through its ownership of Kinder Morgan Management’s only two voting shares, the General Partner owns a majority voting interest in Kinder Morgan Management and, accordingly, the accounts of Kinder Morgan Management and its subsidiary, Kinder Morgan Services LLC, have been included in the accompanying Consolidated Balance Sheet. In addition, we wholly own KMGP Services Company, Inc. All material intercompany transactions and balances have been eliminated.

Kinder Morgan Services LLC provides centralized payroll and employee benefits services to us, Kinder Morgan Energy Partners, and Kinder Morgan Energy Partners’ operating partnerships and subsidiaries (collectively, the “Group”). Employees of KMGP Services Company, Inc. are assigned to work for one or more members of the Group. The direct costs of these employee services are charged, without profit or margin, to the members of the Group. Kinder Morgan Energy Partners and its operating partnerships and subsidiaries reimburse us for their allocated share of these costs. The administrative support necessary to implement these payroll and benefits services is provided by the human resources department of Knight Inc., and the related administrative costs are allocated to members of the Group in accordance with expense allocation procedures. Employee benefit plans that provide retirement benefits and health care coverage to these employees are provided and administered by Knight Inc.

Our Consolidated Balance Sheet was prepared in accordance with accounting principles generally accepted in the United States. We believe, however, that certain accounting policies are of more significance in our financial statement preparation process than others. Also, certain amounts included in or affecting our Consolidated Balance Sheet and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time the Consolidated Balance Sheet is prepared. These estimates and assumptions affect the amounts we report for assets and liabilities and our disclosure of contingent assets and liabilities at the date of our Consolidated Balance Sheet.

In preparing our Consolidated Balance Sheet and related disclosures, examples of certain areas that require more judgment relative to others include our use of estimates in determining:

•	the economic useful lives of our assets;

•	the fair values used to determine possible asset impairment charges;

•	reserves for environmental claims, legal fees, transportation rate cases and other litigation liabilities;

•	provisions for uncollectible accounts receivables;

•	volumetric receivable (assets) and payable (liabilities) valuations;

•	exposures under contractual indemnifications; and

•	various other recorded or disclosed amounts.

We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Cash Equivalents

We define cash equivalents as all highly liquid short-term investments with original maturities of three months or less.

Accounts Receivables

Our policy for determining an appropriate allowance for doubtful accounts varies according to the type of business being conducted and the customers being served. An allowance for doubtful accounts is charged to expense monthly, generally using a percentage of revenue or receivables, based on a historical analysis of uncollected amounts, adjusted as necessary for changed circumstances and customer-specific information. When specific receivables are determined to be uncollectible, the reserve and receivable are relieved. The following table shows the balance in the allowance for doubtful accounts and activity for the five months ended May 31, 2007 and the seven months ended December 31, 2007.

Valuation and Qualifying Accounts

	Successor Company	Predecessor Company
	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	(In millions)	(In millions)
Allowance for Doubtful Accounts
Balance at beginning of Period[1]	$-	$6.8
Additions charged to costs and expenses	0.4	-
Additions charged to other accounts	-	-
Deductions[2]	(0.5)	0.3
Reclassification to Accounts Receivable	0.1	-
Balance at end of Period	$-	$7.1
__________
[1]	The beginning balance as of June 1, 2007 has been adjusted to reflect the fair value of accounts receivable as the result of the Going Private transaction (see Note 1).
2   Deductions represent the write-off of receivables.

In addition, the balance of “Current Liabilities: Other” in the accompanying Consolidated Balance Sheet includes amounts related to customer prepayments of approximately $6.5 million as of December 31, 2007.

Inventories

Our inventories of products consist of natural gas liquids, refined petroleum products, natural gas, carbon dioxide and coal. We report these assets at the lower of weighted-average cost or market. We report materials and supplies at the lower of cost or market. We also maintain gas in our underground storage facilities on behalf of certain third parties. We receive a fee from our storage service customers but do not reflect the value of their gas stored in our facilities in the accompanying Consolidated Balance Sheet.

Property, Plant and Equipment

We report property, plant and equipment at its acquisition cost. We expense costs for maintenance and repairs in the period incurred. The cost of property, plant and equipment sold or retired and the related depreciation are removed from our balance sheet in the period of sale or disposition. For our pipeline system assets, we generally charge the original cost of property sold or retired to accumulated depreciation and amortization, net of salvage and cost of removal. We do not include retirement gain or loss in income except in the case of significant retirements or sales. Gains and losses on minor system sales, excluding land, are recorded to the appropriate accumulated depreciation reserve.

As discussed in “Inventories” above, we maintain natural gas in underground storage as part of our inventory. This component of our inventory represents the portion of gas stored in an underground storage facility generally known as “working gas,” and represents an estimate of the portion of gas in these facilities available for routine injection and withdrawal to meet demand. In addition to this working gas, underground gas storage reservoirs contain injected gas which is not routinely cycled but, instead, serves the function of maintaining the necessary pressure to allow efficient operation of the facility. This gas, generally known as “cushion gas,” is divided into the categories of “recoverable cushion gas” and “unrecoverable cushion gas,” based on an engineering analysis of whether the gas can be economically removed from the storage facility at any point during its life. The portion of the cushion gas that is determined to be unrecoverable is considered to be a permanent part of the facility itself (thus, part of our “Property, Plant and Equipment, Net” balance in the accompanying Consolidated Balance Sheet), and is depreciated over the facility’s estimated useful life. The portion of the cushion gas that is determined to be recoverable is also considered a component of the facility but is not depreciated because it is expected to ultimately be recovered and sold.

Depreciation on our long-lived assets is computed principally based on the straight-line method over their estimated useful lives. Generally, we apply composite depreciation rates to functional groups of property having similar economic characteristics. The rates range from 2.0% to 12.5%, excluding certain short-lived assets such as vehicles. Depreciation estimates are based on various factors, including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Uncertainties that impact these estimates include changes in laws and regulations relating to restoration and abandonment requirements, economic conditions, and supply and demand in the area. When assets are put into service, we make estimates with respect to useful lives (and salvage values where appropriate) that we believe are reasonable. However, subsequent events could cause us to change our estimates, thus impacting the future calculation of depreciation and amortization expense. In addition, we are still reviewing the remaining useful lives of assets that have a new basis as a result of the Going Private transaction. Historically, adjustments to useful lives have not had a material impact on our aggregate depreciation levels from year to year.

Our oil and gas producing activities are accounted for under the successful efforts method of accounting. Under this method costs that are incurred to acquire leasehold and subsequent development costs are capitalized. Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found. Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of certain non-producing leasehold costs are expensed as incurred. The capitalized costs of our producing oil and gas properties are depreciated and depleted by the units-of-production method. Other miscellaneous property, plant and equipment are depreciated over the estimated useful lives of the asset.

In addition, we engage in enhanced recovery techniques in which carbon dioxide is injected into certain producing oil reservoirs. In some cases, the acquisition cost of the carbon dioxide associated with enhanced recovery is capitalized as part of our development costs when it is injected. Proved developed reserves are used in computing units of production rates for drilling and development costs, and total proved reserves are used for depletion of leasehold costs. The units-of-production rate is determined by field.

We evaluate our long-lived assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less the cost to sell. We review for the impairment of long-lived assets whenever events or changes in circumstances indicate that our carrying amount of an asset may not be recoverable. Long-lived assets deemed to be impaired are written down to their fair value, as determined when estimated future cash flows expected to result from our use of the asset and its eventual disposition are less than its carrying amount.

We evaluate our oil and gas producing properties for impairment of value on a field-by-field basis or, in certain instances, by logical grouping of assets if there is significant shared infrastructure, using undiscounted future cash flows based on total proved and risk-adjusted probable and possible reserves. Oil and gas producing properties deemed to be impaired are written down to their fair value, as determined by discounted future cash flows based on total proved and risk-adjusted probable and possible reserves or, if available, comparable market values. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment.

Excess of Cost Over Fair Value

We account for our business acquisitions and intangible assets in accordance with the provisions of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all transactions fitting the description of a business combination be accounted for using the purchase method, which establishes a new basis of accountability for the acquired business or assets. The Statement also modifies the accounting for the excess of cost over the fair value of net assets acquired as well as intangible assets acquired in a business combination. In addition, this Statement requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption.

SFAS No. 142 requires that goodwill not be amortized, but instead be tested, at least on an annual basis, for impairment. Pursuant to this Statement, goodwill and other intangible assets with indefinite useful lives can not be amortized until their useful life becomes determinable. Instead, such assets must be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value.

Other intangible assets with definite useful economic lives are amortized over their remaining useful life and reviewed for impairment in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In addition, SFAS No. 142 requires disclosure of information about goodwill and other intangible assets in the years subsequent to their acquisition, including information about the changes in the carrying amount of goodwill from period to period and the carrying amount of intangible assets by major intangible asset class.

The total unamortized excess cost over fair value of net assets in consolidated affiliates was $7,751.7 million as of December 31, 2007. This amount is reported as “Goodwill” on the accompanying Consolidated Balance Sheet. The total unamortized excess cost over underlying fair value of net assets accounted for under the equity method was $138.2 million as of December 31, 2007. Pursuant to SFAS No. 142, this amount, referred to as equity method goodwill, will continue to be recognized in accordance with Accounting Principles Board Opinion (“APB”) No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB No. 18”). Accordingly, we included this amount in the caption “Investments” on the accompanying Consolidated Balance Sheet.

In almost all cases, the price we paid to acquire our share of the net assets of our equity investees differed from the underlying book value of such net assets. This differential consists of two pieces. First, an amount related to the discrepancy between the investee’s recognized net assets at book value and at current fair values (representing the appreciated or depreciated value in plant and other net assets) and, second, any premium in excess of fair value (representing equity method goodwill as described above) we paid to acquire the investment. The first differential, representing the excess of the fair value of our investees’ plant and other net assets over our investees’ underlying book value at the date of acquisition totaled $174.7 million as of December 31, 2007 and, similar to our treatment of equity method goodwill, we included these amounts in the caption “Investments” on the accompanying Consolidated Balance Sheet. As of December 31, 2007, this excess investment cost is being amortized over a weighted-average life of approximately 30.9 years.

In addition to our annual impairment test of goodwill, we periodically reevaluate the amount at which we carry the excess of cost over fair value of net assets accounted for under the equity method, as well as the amortization period for such assets, to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives in accordance with APB Opinion No. 18. The impairment test under APB No. 18 considers whether the fair value of the equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary. As of December 31, 2007, we believed no such impairment had occurred and no reduction in estimated useful lives was warranted.

For more information on our acquisitions, see Note 3. For more information on our investments, see Note 7.

Equity Method of Accounting

We account for investments greater than 20% in affiliates, which we do not control, by the equity method of accounting. Under this method, an investment is carried at our acquisition cost, plus our equity in undistributed earnings or losses since acquisition, and less distributions received.

Capitalized Interest

We capitalize interest expense during the construction or upgrade of qualifying assets. Interest expense capitalized in 2007 was $10.0 million for the five months ended May 31, 2007 and $21.4 million for the seven months ended December 31, 2007.

Unit-Based Compensation

We account for common unit options granted under Kinder Morgan Energy Partners’ common unit option plan according to the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). According to the provisions of SFAS No. 123R, share-based payment awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest. Companies recognize compensation cost for share-based payment awards as they vest, including the related tax effects, and compensation cost for awards that vest are not reversed if the awards expire without being exercised. Kinder Morgan Energy Partners has not granted common unit options or made any other share-based payment awards since May 2000, and as of December 31, 2007, all outstanding options to purchase its common units were fully vested.

Environmental Matters

We expense or capitalize, as appropriate, environmental expenditures that relate to current operations. We expense expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. We also routinely adjust our environmental liabilities to reflect changes in previous estimates. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us, and potential third-party claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income in the period in which they are reasonably determinable. For more information on our environmental matters, see Note 17.

Legal

We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. In general, we expense legal costs as incurred and all recorded legal liabilities are revised as better information becomes available. When we identify specific litigation that is expected to continue for a significant period of time and require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement, and we accrue for such amounts. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. For more information on our legal matters, see Note 17.

Gas Imbalances and Gas Purchase Contracts

We value gas imbalances due to or due from interconnecting pipelines at the lower of cost or market. Gas imbalances represent the difference between customer nominations and actual gas receipts from and gas deliveries to our interconnecting pipelines and shippers under various operational balancing and shipper imbalance agreements. Natural gas imbalances are either settled in cash or made up in-kind subject to the pipelines’ various tariff terms.

Minority Interests

The caption “Minority Interests in Equity of Subsidiaries” in the Consolidated Balance Sheet is comprised of the following balances:

Successor Company
December 31, 2007
(In millions)
Kinder Morgan Energy Partners	$2,115.7
Kinder Morgan Management, LLC	2,002.8
Other	8.9
$4,127.4

During the seven months ended December 31, 2007, Kinder Morgan Energy Partners paid distributions of $1.73 per common unit, of which $257.3 million and $31.0 million was paid to the public holders of Kinder Morgan Energy Partners’ common units and Knight Inc. for 17.9 million units of common unit ownership, respectively (represented in minority interests). During the five months ended May 31, 2007, Kinder Morgan Energy Partners paid distributions of $1.66 per common unit, of which $246.6 million and $29.8 million was paid to the public holders of Kinder Morgan Energy Partners’ common units and Knight Inc. for 17.9 million units of common ownership, respectively (represented in minority interests). On January 16, 2008, Kinder Morgan Energy Partners declared a quarterly distribution of $0.92 per common unit for the quarterly period ended December 31, 2007, of which $143.4 million and $16.5 million was paid to the public holders of Kinder Morgan Energy Partners’ common units and Knight Inc., respectively (represented in minority interests). The distribution was paid on February 14, 2008, to unitholders of record as of January 31, 2008.

On February 14, 2008, Kinder Morgan Management made a distribution of 0.017312 of its shares per outstanding share (1,253,951 total shares) to shareholders of record as of January 31, 2008, based on the $0.92 per common unit distribution declared by Kinder Morgan Energy Partners. Distributions are paid in the form of additional shares or fractions thereof calculated by dividing the Kinder Morgan Energy Partners’ cash distribution per common unit by the average market price of a Kinder Morgan Management share determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for the shares. During 2007, Kinder Morgan Management paid share distributions totaling 4,430,806 shares.

Income Taxes

Knight Inc. files a consolidated federal income tax return in which Kinder Morgan G.P., Inc. is included. Income taxes that are currently payable by Kinder Morgan G.P., Inc. are considered a capital contribution to stockholder’s equity (see Note 12). We account for income taxes under the liability method prescribed by SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are determined based on temporary differences between the financial reporting and tax bases of our assets and liabilities. Note 5 contains information about the composition of our deferred income tax assets and liabilities.

Foreign Currency Translation

We account for foreign currency transactions and the foreign currency translation of our consolidating foreign subsidiaries in accordance with the provisions of SFAS No. 52, Foreign Currency Translation. We translate the assets and liabilities of each of our consolidating foreign subsidiaries to U.S. dollars at year-end exchange rates. Translation adjustments result from translating all assets and liabilities at current year-end rates, while stockholder’s equity is translated by using historical and weighted-average rates. The cumulative translation adjustments balance is reported as a component of accumulated other comprehensive loss within Stockholder’s Equity on the accompanying Consolidated Balance Sheet.

Asset Retirement Obligations

We account for asset retirement obligations pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations. For more information on our asset retirement obligations, see Note 4.

Risk Management Activities

We utilize energy derivatives for the purpose of mitigating our risk resulting from fluctuations in the market price of natural gas, natural gas liquids, crude oil and associated transportation. We also utilize interest rate swap agreements to mitigate our exposure to changes in the fair value of our fixed rate debt agreements. Our accounting policy for these activities is in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and related pronouncements. This policy is described in detail in Note 14.

Accounting for Regulatory Activities

Our regulated utility operations are accounted for in accordance with the provisions of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, which prescribes the circumstances in which the application of generally accepted accounting principles is affected by the economic effects of regulation. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges and credits that will be recovered from or refunded to customers through the ratemaking process.

The following regulatory assets and liabilities are reflected within “Deferred Charges and Other Assets” and “Other Liabilities and Deferred Credits: Other,” respectively, in our accompanying Consolidated Balance Sheet as of December 31, 2007:

Successor Company
December 31, 2007
(In millions)
Regulated Assets:
Employee Benefit Costs	$0.6
Fuel Tracker	2.4
Deferred Regulatory Expenses	3.4
Total Regulatory Assets	6.4

Regulated Liabilities:
Deferred Income Taxes	$-
Total Regulatory Liabilities	-

Net Regulatory Assets	$6.4

As of December 31, 2007, all of our regulatory assets were being recovered from customers through rates over periods ranging from one to five years.

3.  Acquisitions, Joint Ventures and Divestitures

The following acquisitions were accounted for under the purchase method and the assets acquired and liabilities assumed were recorded at their estimated fair market values as of the acquisition date. The preliminary allocation of assets (and any liabilities assumed) may be adjusted to reflect the final determined amounts during a period of time following the acquisition. Although the time that is required to identify and measure the fair value of the assets acquired and the liabilities assumed in a business combination will vary with circumstances, generally our allocation period ends when we no longer are waiting for information that is known to be available or obtainable.

Acquisitions and Joint Ventures

Interest in Cochin Pipeline

Effective January 1, 2007, Kinder Morgan Energy Partners acquired the remaining approximate 50.2% interest in the Cochin pipeline system that it did not already own for an aggregate consideration of approximately $47.8 million, consisting of $5.5 million in cash and a note payable having a fair value of $42.3 million. The entire purchase price was allocated to property, plant and equipment, and the allocation is final. As part of the transaction, the seller also agreed to reimburse Kinder Morgan Energy Partners for certain pipeline integrity management costs over a five-year period in an aggregate amount not to exceed $50 million. Upon closing, Kinder Morgan Energy Partners became the operator of the pipeline.

The Cochin Pipeline is a multi-product liquids pipeline consisting of approximately 1,900 miles of 12-inch diameter pipe operating between Fort Saskatchewan, Alberta, and Windsor, Ontario, Canada. The entire Cochin pipeline system traverses three provinces in Canada and seven states in the United States, serving the Midwestern United States and eastern Canadian petrochemical and fuel markets. Its operations are included as part of our Products Pipelines – KMP business segment.

Vancouver Wharves Terminal

On May 30, 2007, Kinder Morgan Energy Partners purchased the Vancouver Wharves bulk marine terminal from British Columbia Railway Company, a crown corporation owned by the Province of British Columbia, for an aggregate consideration of $57.2 million, consisting of $38.8 million in cash and $18.4 million in assumed liabilities. The purchase price was allocated $50.7 million to property, plant and equipment and the balance of $6.5 million to current assets. The Vancouver Wharves facility is located on the north shore of the Port of Vancouver’s main harbor, and includes five deep-sea vessel berths situated on a 139-acre site. The terminal assets include significant rail infrastructure, dry bulk and liquid storage, and material handling systems, which allow the terminal to handle over 3.5 million tons of cargo annually. Vancouver Wharves also has access to three major rail carriers connecting to shippers in western and central Canada, and the U.S. Pacific Northwest. The acquisition both expanded and complemented Kinder Morgan Energy Partners’ existing terminal operations, and all of the acquired assets are included in our Terminals – KMP business segment.

Marine Terminals, Inc. Assets

Effective September 1, 2007, Kinder Morgan Energy Partners acquired certain bulk terminals assets from Marine Terminals, Inc. for an aggregate consideration of approximately $101.5 million, consisting of $100.3 million in cash and an assumed liability of $1.2 million. The purchase price was allocated $60.8 million to property, plant and equipment, $40.5 million to deferred charges and other, and $0.2 million to current assets. The acquired assets and operations are primarily involved in the handling and storage of steel and alloys, and also provide stevedoring and harbor services, scrap handling, and scrap processing services to customers in the steel and alloys industry. The operations consist of two separate facilities located in Blytheville, Arkansas, and individual terminal facilities located in Decatur, Alabama, Hertford, North Carolina, and Berkley, South Carolina. Combined, the five facilities handled approximately 13.4 million tons of steel products in 2006. Under long-term contracts, the acquired terminal facilities will continue to provide handling, processing, harboring and warehousing services to Nucor Corporation, one of the nation’s largest steel and steel products companies.

As of December 31, 2007, $60.8 million of the combined purchase price has been preliminarily allocated to property, plant and equipment. The $40.5 million allocated to deferred charges and other assets included $39.7 million of intangible assets, representing the fair value of intangible customer relationships, which encompass both the contractual life of customer contracts plus any future customer relationship value beyond the contract life. We expect further purchase price adjustments to be made to the acquired assets in the first half of 2008, based on further analysis of fair market values. The acquisition both expanded and complemented Kinder Morgan Energy Partners’ existing ferro alloy terminal operations and will provide Nucor and other customers further access to its growing national network of marine and rail terminals. All of the acquired assets are included in our Terminals – KMP business segment.

Trans Mountain Pipeline System

On April 30, 2007, Kinder Morgan Energy Partners acquired the Trans Mountain pipeline system from Knight Inc. for $549.1 million in cash. The transaction was approved by the independent directors of both Knight Inc. and Kinder Morgan Management following the receipt, by such directors, of separate fairness opinions from different investment banks. Kinder Morgan Energy Partners paid $549 million of the purchase price on April 30, 2007, and paid the remaining $0.1 million in July 2007.

Effective January 1, 2006, we, according to the provisions of Emerging Issues Task Force Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, were deemed to have control over Kinder Morgan Energy Partners and no longer account for this investment under the equity method of accounting, but instead include Kinder Morgan Energy Partners’ accounts, balances and results of operations in our consolidated financial statements. As required by the provisions of SFAS No. 141, Kinder Morgan Energy Partners accounted for its acquisition of Trans Mountain as a transfer of net assets between entities under common control. For combinations of entities under common control, the purchase cost provisions (as they relate to purchase business combinations involving unrelated entities) of SFAS No. 141 explicitly do not apply; instead, the method of accounting prescribed by SFAS No. 141 for such transfers is similar to the pooling-of-interests method of accounting. Under this method, the carrying amount of net assets recognized in the balance sheets of each combining entity are carried forward to the balance sheet of the combined entity, and no other assets or liabilities are recognized as a result of the combination (that is, no recognition is made for a purchase premium or discount representing any difference between the cash consideration paid and the book value of the net assets acquired).

Therefore, following Kinder Morgan Energy Partners’ acquisition of Trans Mountain from Knight Inc. on April 30, 2007, Kinder Morgan Energy Partners recognized the Trans Mountain assets and liabilities acquired at their carrying amounts (historical cost) in the accounts of Knight Inc. (the transferring entity) at the date of transfer. The accounting treatment for combinations of entities under common control is consistent with the concept of poolings as combinations of common shareholder (or unitholder) interests, as all of Trans Mountain’s equity accounts were also carried forward intact initially, and subsequently adjusted due to the cash consideration paid for the acquired net assets.

The Trans Mountain pipeline system, which transports crude oil and refined products from Edmonton, Alberta, Canada to marketing terminals and refineries in British Columbia and the state of Washington, recently completed a pump station expansion and currently transports approximately 260,000 barrels per day. An additional 35,000 barrel per day expansion that will increase capacity of the pipeline to 300,000 barrels per day is expected to be in service by November 2008. In addition, due to the fact that Trans Mountain’s operations are managed separately, involve different products and marketing strategies, and produce discrete financial information that is separately evaluated internally by management, the Trans Mountain pipeline system has been identified as a separate reportable business segment.

Divestiture

North System Natural Gas Liquids Pipeline System – Discontinued Operations

On October 5, 2007, Kinder Morgan Energy Partners announced that it had completed the previously announced sale of its North System and its 50% ownership interest in the Heartland Pipeline Company to ONEOK Partners, L.P. for approximately $298.6 million in cash. The North System consists of an approximately 1,600-mile interstate common carrier pipeline system that delivers natural gas liquids and refined petroleum products from south central Kansas to the Chicago area. Also included in the sale were eight propane truck-loading terminals, located at various points in three states along the pipeline system, and one multi-product terminal complex located in Morris, Illinois. All of the assets were included in our Products Pipelines – KMP business segment.

4.  Asset Retirement Obligations

We account for our obligations associated with the retirement of long-lived assets pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations, (“SFAS No. 143”) and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143 (“FIN 47”). SFAS No. 143 requires companies to record a liability relating to the retirement and removal of assets used in their businesses. Under the guidance in SFAS No. 143, the fair value of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the assets are installed or acquired. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when the asset is taken out of service.

In the CO2 – KMP business segment, we are required to plug and abandon oil and gas wells that have been removed from service and to remove our surface wellhead equipment and compressors. As of December 31, 2007, we have recognized asset retirement obligations relating to these requirements at existing sites within the CO2 – KMP segment in the aggregate amount of $49.2 million.

In the Natural Gas Pipelines – KMP business segment, if we were to cease providing utility services, we would be required to remove surface facilities from land belonging to our customers and others. The Texas intrastate natural gas pipeline group has various condensate drip tanks and separators located throughout its natural gas pipeline systems, as well as one inactive gas processing plant, various laterals and gathering systems which are no longer integral to the overall mainline transmission systems, and asbestos-coated underground pipe which is being abandoned and retired. The Kinder Morgan Interstate Gas Transmission LLC system has compressor stations, which are no longer active and other miscellaneous facilities, all of which have been officially abandoned. We believe we can reasonably estimate both the time and costs associated with the retirement of these facilities. As of December 31, 2007, we have recognized asset retirement obligations relating to the businesses within the Natural Gas Pipelines – KMP segment in the aggregate amount of $3.0 million.

We have included $1.4 million of our total asset retirement obligations as of December 31, 2007 in the caption “Current Liabilities: Other,” and the remaining $50.8 million in the caption “Other Liabilities and Deferred Credits: Other” in the accompanying Consolidated Balance Sheet. A reconciliation of the changes in our accumulated asset retirement obligations for the seven months ended December 31, 2007 and the five months ended May 31, 2007 is as follows:

	Successor Company	Predecessor Company
	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	(In millions)	(In millions)
Balance at Beginning of Period	$51.3	$50.3
Additions	0.2	0.2
Liabilities Settled	(0.8)	(0.3)
Accretion Expense	1.5	1.1
Balance at End of Period	$52.2	$51.3

5.  Income Taxes

Our deferred tax assets and liabilities result from the following:

Successor Company
December 31, 2007
(In millions)
Deferred Tax Assets:
Book Accruals	$13.1
Derivatives	-
Other	5.3
Total Deferred Tax Assets	18.4

Deferred Tax Liabilities:
Investments	1,349.1
Property, Plant and Equipment	184.8
Other	28.5
Total Deferred Tax Liabilities	1,562.4
Net Deferred Tax Liabilities	$1,544.0

Current Deferred Tax Asset	$4.6
Non-current Deferred Tax Liability	1,548.6
Net Deferred Tax Liabilities	$1,544.0

FIN No. 48

In July 2006, the FASB issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, which became effective January 1, 2007. FIN No. 48 addressed the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN No. 48, we must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based not only on the technical merits of the tax position based on tax law, but also the past administrative practices and precedents of the taxing authority. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

The General Partner adopted the provisions of FIN No. 48 on January 1, 2007. The total amount of unrecognized tax benefits as of the date of adoption was $9.4 million. Our adoption of FIN No. 48 did not result in a cumulative effect adjustment to retained earnings on our balance sheet.

Included in the balance of unrecognized tax benefits at January 1, 2007, are $9.4 million of tax benefits that, if recognized prior to the Going Private transaction, would have had an affect on the effective tax rate. Subsequent to the Going Private transaction, $9.4 million of unrecognized tax benefits, if recognized, would not affect the effective tax rate but would be recorded as an adjustment to goodwill under EITF 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination.

A reconciliation of our gross unrecognized tax benefits for the year ended December 31, 2007 is as follows (in millions):

2007
Balance at January 1, 2007	$9.4
Additions based on current year tax positions	5.9
Additions based on prior year tax positions	0.4
Reductions based on settlements with taxing authority
Reductions due to lapse in statute of limitations	(1.7)
Reductions for tax positions related to prior year	(1.5)
Balance at December 31, 2007	$12.5

As of January 1, 2007, we had $1.8 million of accrued interest and no accrued penalties. As of December 31, 2007 (i) we had $1.7 million of accrued interest and no accrued penalties; (ii) we believe it is reasonably possible that our liability for unrecognized tax benefits will decrease by $2.1 million during the next twelve months, and (iii) we believe $5.9 million of unrecognized tax benefits on our Consolidated Balance Sheet as of December 31, 2007 would affect our effective tax rate in future periods in the event those unrecognized tax benefits were recognized. As a result of the Going Private transaction, an adjustment was made to goodwill for unrecognized tax benefits due to the expiration of the statue of limitations of the Predecessor Company for a total decrease of $0.6 million. At December 31, 2007, we have approximately $6.6 million of unrecognized tax benefits on the accompanying Consolidated Balance Sheet that are carried forward from the Predecessor Company and which, if recognized by the Successor Company in a future period, will adjust goodwill and will not impact our effective tax rate.

We are subject to taxation, and have tax years open to examination for the periods 1999 – 2007, in the United States, various states, Mexico and Canada.

6.  Property, Plant and Equipment

Classes and Depreciation

Our property, plant and equipment consisted of the following:

Successor Company
December 31,
2007[1]
(In millions)
Natural Gas, Liquids and Carbon Dioxide Pipelines	$6,348.2
Pipeline and Terminals Station Equipment	5,453.4
General and Other	1,086.2

Accumulated Amortization, Depreciation and Depletion	(290.4)
12,597.4
Land	294.8
Natural Gas, Liquids (including Line Fill) and Transmix Processing	168.2
Construction Work in Process	1,280.5
Property, Plant and Equipment, Net	$14,340.9
____________
[1]	Includes allocation of purchase accounting adjustment associated with the Going Private transaction (see Note 1).

7.  Investments

Significant equity investments as of December 31, 2007, all of which are investments of Kinder Morgan Energy Partners, are provided following. Since we do not own 100% of Kinder Morgan Energy Partners, our effective ownership in these investees is less than the amounts shown to the extent of ownership by the other (noncontrolling) partners.

•	Plantation Pipe Line Company (51%);

•	West2East Pipeline LLC (51%);

•	Red Cedar Gathering Company (49%);

•	Midcontinent Express Pipeline LLC (50%);

•	Thunder Creek Gas Services, LLC (25%); and

•	Cortez Pipeline Company (50%).

Kinder Morgan Energy Partners operates and owns an approximate 51% ownership interest in Plantation Pipe Line Company, and an affiliate of ExxonMobil owns the remaining approximate 49% interest. Each investor has an equal number of directors on Plantation’s board of directors, and board approval is required for certain corporate actions that are considered participating rights. Therefore, Kinder Morgan Energy Partners does not control Plantation Pipe Line Company, and accounts for its investment under the equity method of accounting.

Similarly, Kinder Morgan Energy Partners operates and owns a 51% ownership interest in West2East Pipeline LLC, a limited liability company that is the sole owner of Rockies Express Pipeline LLC. ConocoPhillips owns a 24% ownership interest in West2East Pipeline LLC and Sempra Energy holds the remaining 25% interest. When construction of the entire Rockies Express Pipeline project is completed, Kinder Morgan Energy Partners’ ownership interest will be reduced to 50%, at which time the capital accounts of West2East Pipeline LLC will be trued up to reflect Kinder Morgan Energy Partners’ 50% economic interest in the project. According to the provisions of current accounting standards, due to the fact that Kinder Morgan Energy Partners will receive 50% of the economics of the Rockies Express project on an ongoing basis, Kinder Morgan Energy Partners is not considered the primary beneficiary of West2East Pipeline LLC and thus, accounts for its investment under the equity method of accounting. Prior to June 30, 2006, Kinder Morgan Energy Partners owned a 66 2/3% ownership interest in West2East Pipeline LLC and accounted for its investment under the full consolidation method. Following the decrease in its ownership interest to 51% effective June 30, 2006, Kinder Morgan Energy Partners deconsolidated this entity and began to account for its investment under the equity method.

Kinder Morgan Energy Partners also own a 50% interest in Midcontinent Express Pipeline LLC, which filed an application with the FERC in October 2007 requesting a certificate of public convenience and necessity that would authorize construction and operation of an approximate 500-mile natural gas transmission system. Energy Transfer Partners, L.P. owns the remaining 50% interest. The Midcontinent Express Pipeline will create long-haul, firm natural gas transportation takeaway capacity, either directly or indirectly, from natural gas producing regions located in Texas, Oklahoma and Arkansas. The total project is expected to cost approximately $1.3 billion, and will have an initial transportation capacity of approximately 1.4 billion cubic feet per day of natural gas. Furthermore, in January 2008, Midcontinent Express and MarkWest Pioneer, L.L.C., a subsidiary of MarkWest Energy Partners, L.P., entered into an option agreement which provides MarkWest a one-time right to purchase a 10% ownership interest in Midcontinent Express after the pipeline is fully constructed and placed into service. If the option is exercised, Kinder Morgan Energy Partners and Energy Transfer Partners will each own 45% of Midcontinent Express, while MarkWest will own the remaining 10%.

Kinder Morgan Energy Partners’ total equity method investments consisted of the following:

Successor Company
December 31, 2007
(In millions)
Plantation Pipe Line Company	$330.8
West2East Pipeline LLC	191.9
Red Cedar Gathering Company	135.6
Midcontinent Express Pipeline LLC	63.0
Thunder Creek Gas Services, LLC	37.0
Cortez Pipeline Company	14.2
All Others	18.3
Total Equity Investments	$790.8

Summarized combined unaudited financial information for Kinder Morgan Energy Partners’ significant equity investments (listed above) is reported below (amounts represent 100% of investee financial information):

Balance Sheet	December 31, 2007
(In millions)
Current assets	$138.3
Non-current assets	$3,519.5
Current liabilities	$319.5
Non-current liabilities	$2,624.1
Partners’/owners’ equity	$714.2

8.  Intangibles

Our intangible assets include goodwill, lease value, contracts, customer relationships, technology-based assets and agreements.

Goodwill and Excess Investment Cost

Changes in the carrying amount of our goodwill for the five months ended May 31, 2007 and the seven months ended December 31, 2007 are summarized as follows:

	Predecessor Company
	Balance January 1, 2007	Acquisitions and Purchase Price Adjustments	Dispositions	Other[1]	Balance May 31, 2007
	(In millions)
Products Pipeline – KMP Segment	$943.4	$-	$-	$(14.1)	$929.3
Natural Gas Pipelines – KMP Segment	288.4	-	-	-	288.4
CO2 – KMP Segment	72.4	-	-	(0.5)	71.9
Terminals – KMP Segment	365.2	(2.7)	-	-	362.5
Trans Mountain – KMP Segment[3]	592.0	-	-	(360.2)	231.8
Consolidated Total	$2,261.4	$(2.7)	$-	$(374.8)	$1,883.9

	Successor Company
	Balance June 1, 2007[2]	Acquisitions and Purchase Price Adjustments	Dispositions	Other[1]	Balance December 31, 2007
	(In millions)
Products Pipeline – KMP Segment	$2,121.9	$105.1	$-	$(8.6)	$2,218.4
Natural Gas Pipelines – KMP Segment	2,672.9	134.9	-	(11.0)	2,796.8
CO2 – KMP Segment	1,032.3	55.8	-	(4.6)	1,083.5
Terminals – KMP Segment	1,346.8	60.9	-	(5.2)	1,402.5
Trans Mountain – KMP Segment[3]	231.3	-	-	19.2	250.5
Consolidated Total	$7,405.2	$356.7	$-	$(10.2)	$7,751.7
_____________
[1]
Other adjustments include (i) the translation of goodwill denominated in foreign currencies, (ii) reductions in goodwill due to reductions in our ownership percentage of KMP and (iii) the $377.1 million goodwill impairment recorded by Knight Inc. on the Trans Mountain – KMP segment.

[2]
Effective with the closing of the Going Private transaction, our previously recorded goodwill assigned to our reportable segments was eliminated, and the goodwill arising from this transaction was allocated among our segments. See Note 1 for additional information regarding the accounting for the Going Private transaction.

[3]
As required by the provisions of SFAS No. 141, the Trans Mountain Pipeline system acquired by Kinder Morgan Energy Partners from Knight Inc. on April 30, 2007 is, for accounting purposes, reported as if the transfer had occurred at the date when both Trans Mountain and Kinder Morgan Energy Partners met the accounting requirements for entities under common control (January 1, 2006). See Note 3 for additional information on this transaction.

We evaluate for the impairment of goodwill in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. For the investments we continue to account for under the equity method of accounting, the premium or excess cost over underlying fair value of net assets is referred to as equity method goodwill and, according to the provisions of SFAS No. 142, equity method goodwill is not subject to amortization but rather to impairment testing in accordance with APB No. 18. As of December 31, 2007, we have reported $138.2 million of equity method goodwill in the caption “Investments” in the accompanying Consolidated Balance Sheet.

Other Intangibles

Our intangible assets other than goodwill include lease value, contracts, customer relationships, technology-based assets and agreements. These intangible assets have definite lives, are being amortized on a straight-line basis over their estimated useful lives, and are included in the caption “Other Intangibles, Net” in the accompanying Consolidated Balance Sheet. Following is information related to our intangible assets:

Successor Company
December 31, 2007
(In millions)
Customer Relationships, Contracts and Agreements:
Gross Carrying Amount	$310.0
Accumulated Amortization	(11.2)
Net Carrying Amount	298.8

Technology-based Assets, Lease Value and Other
Gross Carrying Amount	11.7
Accumulated Amortization	(0.3)
Net Carrying Amount	11.4

Total Other Intangibles, Net	$310.2

As of December 31, 2007, our weighted-average amortization period for our intangible assets was approximately 17.4 years.

9.  Debt

Short-Term Debt

Kinder Morgan Energy Partners’ outstanding short-term debt as of December 31, 2007 was $610.2 million. The balance consisted of:

•	$589.1 million of commercial paper borrowings;

•
A $9.9 million portion of 5.40% senior notes due March 31, 2012 (Kinder Morgan Energy Partners’ subsidiary, Kinder Morgan Operating L.P. “A” and Kinder Morgan Canada Company are the obligors on the note); and

•	A $6.2 million portion of 5.23% senior notes due January 2, 2014 (Kinder Morgan Energy Partners’ subsidiary, Kinder Morgan Texas Pipeline, L.P. is the obligor on the notes); and

•	a $5.0 million portion of 7.84% senior notes (Kinder Morgan Energy Partners’ subsidiary, Central Florida Pipe Line LLC, is the obligor on the notes).

Long-term Debt

Kinder Morgan Energy Partners’ outstanding long-term debt, excluding market value of interest rate swaps and preferred stock and adjusted for purchase accounting (see Note 1), as of December 31, 2007 was $6,476.2 million. The balances consisted of the following:

December 31, 2007
(In millions)
Kinder Morgan Energy Partners, L.P. borrowings:
6.30% senior notes due February 1, 2009	$250.7
7.50% senior notes due November 1, 2010	254.7
6.75% senior notes due March 15, 2011	708.8
7.125% senior notes due March 15, 2012	459.2
5.85% senior notes due September 15, 2012	499.5
5.00% senior notes due December 15, 2013	490.1
5.125% senior notes due November 15, 2014	490.2
6.00% senior notes due February 1, 2017	597.5
7.400% senior notes due March 15, 2031	308.9
7.75% senior notes due March 15, 2032	313.8
7.30% senior notes due August 15, 2033	511.7
5.80% senior notes due March 15, 2035	479.4
6.50% senior notes due February 1, 2037	395.9
6.95% senior notes due January 15, 2038	548.7
Kinder Morgan Energy Partners, L.P.’s Subsidiary borrowings:
Central Florida Pipe Line LLC-7.840% senior notes due July 23, 2008	5.0
Arrow Terminals L.P.-IL Development Revenue Bonds due January 1, 2010	5.3
Kinder Morgan Operating L.P. “A”-5.40% BP note, due March 31, 2012	23.6
Kinder Morgan Canada Company-5.40% BP note, due March 31, 2012	21.0
Kinder Morgan Texas Pipeline, L.P.-5.23% Senior Notes, due January 2, 2014	43.2
Kinder Morgan Liquids Terminals LLC-N.J. Development Revenue Bonds due Jan. 15, 2018	25.0
Kinder Morgan Operating L.P. “B”-Jackson-Union Cos. IL Revenue Bonds due April 1, 2024	23.7
International Marine Terminals-Plaquemines, LA Revenue Bonds due March 15, 2025	40.0
Other miscellaneous subsidiary debt	1.4
Current portion of long-term debt	(21.1)
Total Long-term debt	$6,476.2

Cumulative Preferred Stock

On July 27, 2007, we sold 100,000 shares of $1,000 Liquidation Value Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock due 2057 to a single purchaser. We used the net proceeds of approximately $98.6 million after the initial purchaser’s discounts and commissions to reduce the capital contribution made by Kinder Morgan (Delaware), Inc.; see Note 12. Until August 18, 2012, dividends will accumulate, commencing on the issue date, at a fixed rate of 8.33% per annum and will be payable quarterly in arrears, when and if declared by our board of directors, on February 18, May 18, August 18 and November 18 of each year, beginning November 18, 2007. After August 18, 2012, dividends on the preferred stock will accumulate at a floating rate of the 3-month LIBOR plus 3.8975% and will be payable quarterly in arrears, when and if declared by our board of directors, on February 18, May 18, August 18 and November 18 of each year, beginning November 18, 2012. The preferred stock has approval rights over a commencement of or filing of voluntary bankruptcy by Kinder Morgan Energy Partners or its SFPP or Calnev subsidiaries.

On January 16, 2008, our board of directors declared a quarterly cash dividend on our Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock of $20.825 per share payable on February 18, 2008 to shareholders of record as of January 31, 2008. On October 17, 2007, our board of directors declared a quarterly cash dividend on its Cumulative Preferred Stock of approximately $25.684 per share which was paid on November 18, 2007 to shareholders of record as of October 31, 2007.

Credit Facilities

Effective August 28, 2006, Kinder Morgan Energy Partners terminated its $250 million nine-month facility and increased its five-year bank credit facility from $1.6 billion to $1.85 billion. The five-year unsecured bank credit facility (“the Facility”) remains due August 18, 2010; however, the Facility can be amended to allow for borrowings up to $2.1 billion. There were no borrowings under the Facility as of December 31, 2007.

The Facility is with a syndicate of financial institutions and Wachovia Bank, National Association is the administrative agent. As of December 31, 2007, the amount available for borrowing under the Facility was reduced by an aggregate amount of $1,126.9 million, consisting of (i) outstanding commercial paper borrowings ($589.1 million as of December 31, 2007); (ii) a combined $298 million in three letters of credit that support hedging of commodity price risks associated with the sale of natural gas, natural gas liquids and crude oil; (iii) a $100 million letter of credit that supports certain proceedings with the California Public Utilities Commission involving refined products tariff charges on the intrastate common carrier operations of Kinder Morgan Energy Partners’ Pacific operations’ pipelines in the state of California; (iv) a combined $46.6 million in two letters of credit that support tax-exempt bonds; (v) a $19.9 million letter of credit that supports the construction of the Kinder Morgan Louisiana Pipeline (a natural gas pipeline); (vi) a $37.5 million letter of credit that supports the indemnification obligations on the Series D note borrowings of Cortez Capital Corporation; and (vii) a combined $35.8 million in other letters of credit supporting other obligations of Kinder Morgan Energy Partners and its subsidiaries.

The Facility permits Kinder Morgan Energy Partners to obtain bids for fixed rate loans from members of the lending syndicate. Interest on the Facility accrues at Kinder Morgan Energy Partners’ option at a floating rate equal to either (i) the administrative agent’s base rate (but not less than the Federal Funds Rate, plus 0.5%); or (ii) LIBOR, plus a margin, which varies depending upon the credit rating of our long-term senior unsecured debt.

The Facility included the following restrictive covenants as of December 31, 2007:

•	total debt divided by earnings before interest, income taxes, depreciation and amortization for the preceding four quarters may not exceed:

•
5.5, in the case of any such period ended on the last day of (i) a fiscal quarter in which we make any Specified Acquisition, or (ii) the first or second fiscal quarter next succeeding such a fiscal quarter; or

•	5.0, in the case of any such period ended on the last day of any other fiscal quarter;

•	certain limitations on entering into mergers, consolidations and sales of assets;

•	limitations on granting liens; and

•	prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making such distribution.

In addition to normal repayment covenants, under the terms of the Facility, the occurrence at any time of any of the following would constitute an event of default (i) failure to make required payments of any item of indebtedness or any payment in respect of any hedging agreement, provided that the aggregate outstanding principal amount for all such indebtedness or payment obligations in respect of all hedging agreements is equal to or exceeds $75 million; (ii) our failure (as Kinder Morgan Energy Partners’ General Partner) to make required payments of any item of indebtedness, provided that the aggregate outstanding principal amount for all such indebtedness is equal to or exceeds $75 million; (iii) adverse judgments rendered against Kinder Morgan Energy Partners for the payment of money in an aggregate amount in excess of $75 million, if this same amount remains undischarged for a period of thirty consecutive days during which execution shall not be effectively stayed; and (iv) voluntary or involuntary commencements of any proceedings or petitions seeking our liquidation, reorganization or any other similar relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law.

Excluding the relatively non-restrictive specified negative covenants and events of defaults, the Facility does not contain any provisions designed to protect against a situation where a party to an agreement is unable to find a basis to terminate that agreement while its counterparty’s impending financial collapse is revealed and perhaps hastened through the default structure of some other agreement. The Facility also does not contain a material adverse change clause coupled with a lockbox provision; however, the Facility does provide that the margin Kinder Morgan Energy Partners will pay with respect to borrowings and the facility fee that it will pay on the total commitment will vary based on its senior debt investment rating. None of Kinder Morgan Energy Partners’ debt is subject to payment acceleration as a result of any change to our credit ratings.

Commercial Paper Program

Kinder Morgan Energy Partners’ $1.85 billion unsecured five-year bank credit facility (discussed above) supports its commercial paper program, and borrowings under its commercial paper program reduce the borrowings allowed under the credit facility. As of December 31, 2007, Kinder Morgan Energy Partners had $589.1 million of commercial paper outstanding with a weighted average interest rate of 5.58%. Kinder Morgan Energy Partners’ borrowings under its commercial paper program were used principally to finance the acquisitions and capital expansions it made during 2007.

Interest Rate Swaps

Information on Kinder Morgan Energy Partners’ interest rate swaps is contained in Note 14.

Senior Notes

As of December 31, 2007, the outstanding principal balance on the various series of Kinder Morgan Energy Partners’ senior notes (excluding unamortized debt discount and adjusted for purchase accounting, see Note 1) was $6.3 billion. For a listing of the various outstanding series of Kinder Morgan Energy Partners’ senior notes, see the table above included in “Long-term Debt.”

Senior Note Issuance Subsequent to December 31, 2007

On February 12, 2008, Kinder Morgan Energy Partners completed an additional public offering of senior notes, issuing a total of $900 million in principal amount of senior notes. This total principal consisted of $600 million of 5.95% notes due February 15, 2018, and $300 million of 6.95% notes due January 15, 2038. Kinder Morgan Energy Partners received proceeds from the issuance of the notes, after underwriting discounts and commissions, of approximately $894.1 million, and used the proceeds to reduce the borrowings under its commercial paper program. The notes due in 2038 constitute a further issuance of the $550 million aggregate principal amount of 6.95% notes issued by Kinder Morgan Energy Partners on June 21, 2007 and will form a single series with those notes.

Kinder Morgan Energy Partners’ Subsidiary Debt

Kinder Morgan Energy Partners’ subsidiaries are obligors on the following debt. The agreements governing these obligations contain various affirmative and negative covenants and events of default. We do not believe that these provisions will materially affect the accompanying Consolidated Balance Sheet and Consolidated Statement of Operations.

Central Florida Pipeline LLC Debt

Central Florida Pipeline LLC is an obligor on an aggregate principal amount of $40 million of senior notes originally issued to a syndicate of eight insurance companies. The senior notes have a fixed annual interest rate of 7.84% with repayments in annual installments of $5 million beginning July 23, 2001. The final payment is due July 23, 2008. Interest is payable semiannually on January 1 and July 23 of each year. In July 2007, Kinder Morgan Energy Partners made an annual repayment of $5.0 million and as of December 31, 2007, Central Florida’s outstanding balance under the senior notes was $5.0 million.

Arrow Terminals L.P.

Arrow Terminals L.P. is an obligor on a $5.3 million principal amount of Adjustable Rate Industrial Development Revenue Bonds issued by the Illinois Development Finance Authority. The bonds have a maturity date of January 1, 2010, and interest on these bonds is paid and computed quarterly at the Bond Market Association Municipal Swap Index. The bonds are collateralized by a first mortgage on assets of Arrow’s Chicago operations and a third mortgage on assets of Arrow’s Pennsylvania operations. As of December 31, 2007, the interest rate was 3.595%. The bonds are also backed by a $5.4 million letter of credit issued by JP Morgan Chase that backs-up the $5.3 million principal amount of the bonds and $0.1 million of interest on the bonds for up to 45 days computed at 12% per annum on the principal amount thereof.

Kinder Morgan Texas Pipeline, L.P. Debt

Kinder Morgan Texas Pipeline, L.P. is the obligor on a series of unsecured senior notes with a fixed annual stated interest rate as of August 1, 2005, of 8.85%. The assumed principal amount, along with interest, is due in monthly installments of approximately $0.7 million. The final payment is due January 2, 2014. As of December 31, 2007, the outstanding balance under the senior notes was $43.2 million. Additionally, the unsecured senior notes may be prepaid at any time in amounts of at least $1.0 million and at a price equal to the higher of par value or the present value of the remaining scheduled payments of principal and interest on the portion being prepaid.

Kinder Morgan Liquids Terminals LLC Debt

Kinder Morgan Liquids Terminals LLC is the obligor on $25.0 million of Economic Development Revenue Refunding Bonds issued by the New Jersey Economic Development Authority. These bonds have a maturity date of January 15, 2018. Interest on these bonds is computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed during Commercial Paper, Daily or Weekly Rate Periods and on the basis of a 360-day year consisting of twelve 30-day months during a Term Rate Period. As of December 31, 2007, the interest rate was 3.57%. Kinder Morgan Energy Partners has an outstanding letter of credit issued by Citibank in the amount of $25.3 million that backs-up the $25.0 million principal amount of the bonds and $0.3 million of interest on the bonds for up to 42 days computed at 12% on a per annum basis on the principal thereof.

Kinder Morgan Operating L.P. “B” Debt

This $23.7 million principal amount of tax-exempt bonds due April 1, 2024 was issued by the Jackson-Union Counties Regional Port District. These bonds bear interest at a weekly floating market rate. As of December 31, 2007, the interest rate on these bonds was 3.33%. Also, as of December 31, 2007, Kinder Morgan Energy Partners had an outstanding letter of credit issued by Wachovia in the amount of $24.1 million that backs-up the $23.7 million principal amount of the bonds and $0.4 million of interest on the bonds for up to 55 days computed at 12% per annum on the principal amount thereof.

International Marine Terminals Debt

Kinder Morgan Energy Partners owns a 66 2/3% interest in International Marine Terminals partnership. The principal assets owned by IMT are dock and wharf facilities financed by the Plaquemines Port, Harbor and Terminal District (Louisiana) $40.0 million Adjustable Rate Annual Tender Port Facilities Revenue Refunding Bonds (International Marine Terminals Project) Series 1984A and 1984B. As of December 31, 2007, the interest rate on these bonds was 3.65%.

On March 15, 2005, these bonds were refunded and the maturity date was extended from March 15, 2006 to March 15, 2025. No other changes were made under the bond provisions. The bonds are backed by two letters of credit issued by KBC Bank N.V. On March 19, 2002, an Amended and Restated Letter of Credit Reimbursement Agreement relating to the letters of credit in the amount of $45.5 million was entered into by IMT and KBC Bank. In connection with that agreement, Kinder Morgan Energy Partners agreed to guarantee the obligations of IMT in proportion to our ownership interest. Kinder Morgan Energy Partners’ obligation is approximately $30.3 million for principal, plus interest and other fees.

Kinder Morgan Operating L.P. “A” Debt

Effective January 1, 2007, Kinder Morgan Energy Partners acquired the remaining approximate 50.2% interest in the Cochin pipeline system that it did not already own (see Note 3). As part of the purchase price, two of Kinder Morgan Energy Partners’ subsidiaries issued a long-term note payable to the seller having a fair value of $42.3 million. Kinder Morgan Energy Partners valued the debt equal to the present value of amounts to be paid, determined using an annual interest rate of 5.40%. The principal amount of the note, along with interest, is due in five annual installments of $10.0 million beginning March 31, 2008. The final payment is due March 31, 2012. Kinder Morgan Energy Partners’ subsidiaries Kinder Morgan Operating L.P. “A” and Kinder Morgan Canada Company are the obligors on the note, and as of December 31, 2007, the outstanding balance under the note was $44.6 million.

Maturities of Debt

The scheduled maturities of Kinder Morgan Energy Partners’ and its subsidiaries’ outstanding debt, excluding market value of interest rate swaps and preferred stock and adjusted for purchase accounting (see Note 1), as of December 31, 2007, are summarized as follows (in millions):

2008	$610.2
2009	266.6
2010	275.8
2011	724.5
2012	974.3
Thereafter	4,235.0
Total	$7,086.4

Fair Value of Financial Instruments

Fair value as used in SFAS No. 107 Disclosures about Fair Value of Financial Instruments represents the amount at which an instrument could be exchanged in a current transaction between willing parties. The estimated fair value of Kinder Morgan Energy Partners’ long-term debt, including its current portion and excluding market value of interest rate swaps, is based upon prevailing interest rates available as of December 31, 2007 and is disclosed below.

	December 31, 2007
	Carrying Value	Estimated Fair Value
	(In millions)
Total Debt	$7,086.4	$7,201.8

10. Distributions

During the five months ended May 31, 2007 and seven months ended December 31, 2007, we distributed $269.1 million and $313.4 million, respectively, to our sole stockholder, Kinder Morgan (Delaware), Inc. For the seven months ended December 31, 2007 and the five months ended May 31, 2007, $77.7 million and $119.2 million, respectively, were designated as a return of capital and deducted from additional paid-in capital and the remaining $235.7 million and $149.9 million, respectively, were funded from accumulated earnings.

11. Pensions and Other Postretirement Benefits

Due to Kinder Morgan Energy Partners’ acquisition of Trans Mountain (see Note 3), Kinder Morgan Canada Inc. and Trans Mountain Pipeline Inc. (as general partner of Trans Mountain Pipeline L.P.) are sponsors of pension plans for eligible Trans Mountain employees. The plans include registered defined benefit pension plans, supplemental unfunded arrangements that provide pension benefits in excess of statutory limits, and defined contributory plans. These entities also provide postretirement benefits other than pensions for retired employees. As of December 31, 2007, the overall net periodic pension and postretirement benefit costs for these plans for the year 2008 is estimated to be approximately $3.1 million, although this estimate could change if there were to be a significant event, such as a plan amendment or a plan curtailment, which would require a remeasurement of liabilities. Kinder Morgan Energy Partners expects to contribute approximately $2.6 million to these benefit plans in 2008.

Additionally, in connection with its acquisition of SFPP, L.P. and Kinder Morgan Bulk Terminals, Inc. in 1998, Kinder Morgan Energy Partners acquired certain liabilities for pension and postretirement benefits. Kinder Morgan Energy Partners provides medical and life insurance benefits to current employees, their covered dependents and beneficiaries of SFPP and Kinder Morgan Bulk Terminals. The same benefits are provided to former salaried employees of SFPP. Additionally, Kinder Morgan Energy Partners will continue to fund these costs for those employees currently in the plan during their retirement years. SFPP’s postretirement benefit plan is frozen and no additional participants may join the plan. The noncontributory defined benefit pension plan covering the former employees of Kinder Morgan Bulk Terminals is the Knight Inc. Retirement Plan. The benefits under this plan are based primarily upon years of service and final average pensionable earnings; however, benefit accruals were frozen as of December 31, 1998.

As of December 31, 2007, Kinder Morgan Energy Partners estimates no overall net periodic postretirement benefit cost for the SFPP postretirement benefit plan for the year 2008; however, this estimate could change if a future significant event were to require a remeasurement of liabilities. In addition, Kinder Morgan Energy Partners expects to contribute approximately $0.4 million to this postretirement benefit plan in 2008.

On September 29, 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106 and 132(R). One of the provisions of this Statement requires an employer with publicly traded equity securities to recognize the overfunded or underfunded status of a defined benefit pension plan or postretirement benefit plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to provide the required disclosures as of the end of the fiscal year ended after December 15, 2006. Following adoption of SFAS No. 158, entities will report as part of the net benefit liability on their balance sheets amounts that have not yet been recognized as a component of benefit expense (for example, unrecognized prior service costs or credits, net (actuarial) gain or loss, and transition obligation or asset) with a corresponding adjustment to accumulated other comprehensive income.

Kinder Morgan Energy Partners adopted SFAS No. 158 on December 31, 2006, and the primary impact of adopting this Statement was to require that Kinder Morgan Energy Partners fully recognize, in its consolidated balance sheet, both the funded status of its pension and postretirement benefit plan obligations, and previously unrecognized prior service costs and credits and actuarial gains and losses.

As of December 31, 2007, the recorded value of Kinder Morgan Energy Partners’ pension and postretirement benefit obligations for these plans was a combined $37.5 million.

Multiemployer Plans

As a result of acquiring several terminal operations, primarily the acquisition of Kinder Morgan Bulk Terminals, Inc. effective July 1, 1998, Kinder Morgan Energy Partners participates in several multi-employer pension plans for the benefit of employees who are union members. Kinder Morgan Energy Partners does not administer these plans but does contribute to them in accordance with the provisions of negotiated labor contracts. Other benefits include a self-insured health and welfare insurance plan and an employee health plan where employees may contribute for their dependents’ health care costs.

Kinder Morgan Savings Plan

The Kinder Morgan Savings Plan is a defined contribution 401(k) plan. The plan permits all full-time employees of Knight Inc. and KMGP Services Company, Inc. to contribute between 1% and 50% of base compensation, on a pre-tax basis, into participant accounts. In addition to a mandatory contribution equal to 4% of base compensation per year for most plan participants, our general partner may make special discretionary contributions. Certain employees’ contributions are based on collective bargaining agreements. The mandatory contributions are made each pay period on behalf of each eligible employee. Participants may direct the investment of their contributions and all employer contributions, including discretionary contributions, into a variety of investments. Plan assets are held and distributed pursuant to a trust agreement.

Employer contributions for employees vest on the second anniversary of the date of hire. Effective October 1, 2005, for new employees of our Terminals – KMP segment, a tiered employer contribution schedule was implemented. This tiered schedule provides for employer contributions of 1% for service less than one year, 2% for service between one and two years, 3% for services between two and five years, and 4% for service of five years or more. All employer contributions for Terminals employees hired after October 1, 2005 vest on the fifth anniversary of the date of hire (effective January 1, 2008, this five year anniversary date for Terminals employees was changed to three years to comply with changes in federal regulations).

At its July 2007 meeting, the compensation committee of the Kinder Morgan Management board of directors approved a special contribution of an additional 1% of base pay into the Savings Plan for each eligible employee. Each eligible employee will receive an additional 1% company contribution based on eligible base pay each pay period beginning with the first pay period of August 2007 and continuing through the last pay period of July 2008. The additional 1% contribution does not change or otherwise impact the annual 4% contribution that eligible employees currently receive, and it will vest according to the same vesting schedule described in the preceding paragraph. Since this additional 1% company contribution is discretionary, compensation committee approval will be required annually for each additional contribution. During the first quarter of 2008, excluding the 1% additional contribution described above, we did not make any additional discretionary contributions to individual accounts for 2007.

Additionally, in 2006, an option to make after-tax “Roth” contributions (“Roth 401(k) option”) to a separate participant account was added to the Savings Plan as an additional benefit to all participants. Unlike traditional 401(k) plans, where participant contributions are made with pre-tax dollars, earnings grow tax-deferred, and the withdrawals are treated as taxable income, Roth 401(k) contributions are made with after-tax dollars, earnings are tax-free, and the withdrawals are tax-free if they occur after both (i) the fifth year of participation in the Roth 401(k) option, and (ii) attainment of age 59 ½, death or disability. The employer contribution will still be considered taxable income at the time of withdrawal.

Cash Balance Retirement Plan

Employees of KMGP Services Company, Inc. and Knight Inc. are also eligible to participate in a Cash Balance Retirement Plan. Certain employees continue to accrue benefits through a career-pay formula, “grandfathered” according to age and years of service on December 31, 2000, or collective bargaining arrangements. All other employees accrue benefits through a personal retirement account in the Cash Balance Retirement Plan. Under the plan, we make contributions on behalf of participating employees equal to 3% of eligible compensation every pay period. Interest is credited to the personal retirement accounts at the 30-year U.S. Treasury bond rate, or an approved substitute, in effect each year. Employees become fully vested in the plan after five years, and they may take a lump sum distribution upon termination of employment or retirement.

12. Related Party Transactions

Capital Contribution

Effective December 31, 2007, our sole stockholder, Kinder Morgan (Delaware), Inc., made a capital contribution in the amount of $117.1 million. This capital contribution was made in the form of converting the $117.1 million balance of our long-term related party note payable into equity. The balance of the related party note payable resulted principally from income taxes paid by Knight Inc. on our behalf.

Operations

Natural Gas Pipelines Business Segment

Knight Inc. or its subsidiaries operate and maintain for Kinder Morgan Energy Partners the assets comprising its Natural Gas Pipelines business segment. Natural Gas Pipeline Company of America LLC (“NGPL”, formerly Natural Gas Pipeline Company of America), a wholly owned subsidiary of Knight Inc. until early 2008 at which time it became a 20% owned equity method investee, operates Trailblazer Pipeline Company LLC’s assets under a long-term contract pursuant to which Trailblazer Pipeline Company LLC incurs the costs and expenses related to NGPL’s operating and maintaining the assets. Trailblazer Pipeline Company LLC provides the funds for its own capital expenditures. NGPL does not profit from or suffer loss related to its operation of Trailblazer Pipeline Company LLC’s assets.

The remaining assets comprising Kinder Morgan Energy Partners’ Natural Gas Pipelines business segment as well as the Cypress Pipeline (and the North System until its sale in October 2007, described in Note 3), which is part of Kinder Morgan Energy Partners’ Products Pipelines business segment, are operated under other agreements between Knight Inc. and Kinder Morgan Energy Partners.

CO2 Business Segment

Knight Inc. or its subsidiaries operate and maintain, for Kinder Morgan Energy Partners, the power plant that was constructed at the SACROC oil field unit, located in the Permian Basin area of West Texas. The power plant provides approximately half of SACROC’s current electricity needs. Kinder Morgan Power Company, a subsidiary of Knight Inc., operates and maintains the power plant under a five-year contract expiring in June 2010. In addition, Kinder Morgan Production Company is responsible for processing and directly paying invoices for fuels utilized by the plant. Other materials, including but not limited to lubrication oil, hydraulic oils, chemicals, ammonia and any catalyst are purchased by Knight Inc. and invoiced monthly as provided by the contract, if not paid directly by Kinder Morgan Production Company.

Risk Management

Certain of Kinder Morgan Energy Partners’ business activities expose it to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil. Kinder Morgan Energy Partners also has exposure to interest rate risk as a result of the issuance of its fixed rate debt obligations. Pursuant to Kinder Morgan Energy Partners’ management’s approved risk management policy, it uses derivative contracts to hedge or reduce its exposure to these risks and protect its profit margins, and it is prohibited from engaging in speculative trading.

Kinder Morgan Energy Partners’ commodity-related risk management activities are monitored by its risk management committee, which is a separately designated standing committee whose job responsibilities involve operations exposed to commodity market risk and other external risks in the ordinary course of business. This risk management committee is charged with the review and enforcement of Kinder Morgan Energy Partners’ management’s risk management policy. The committee is comprised of 19 executive-level employees of Knight Inc. or KMGP Services Company, Inc. whose job responsibilities involve operations exposed to commodity market risk and other external risks in the ordinary course of our businesses. The committee is chaired by Kinder Morgan Energy Partners’ President and is charged with the following three responsibilities: (i) establish and review risk limits consistent with the risk tolerance philosophy; (ii) recommend to the audit committee of Kinder Morgan Energy Partners’ general partner’s delegate any changes, modifications, or amendments to the risk management policy; and (iii) address and resolve any other high-level risk management issues.

In addition, as discussed in Note 1, as a result of the going private transaction of Knight Inc., a number of individuals and entities became significant investors in Knight Inc. By virtue of the size of their ownership interest in Knight Inc., two of those investors became “related parties” to Kinder Morgan Energy Partners (as that term is defined in authoritative accounting literature): (i) American International Group, Inc. and certain of its affiliates; and (ii) Goldman Sachs Capital Partners and certain of its affiliates. Kinder Morgan Energy Partners and/or its affiliates enter into transactions with certain AIG affiliates in the ordinary course of their conducting insurance and insurance-related activities, although no individual transaction is, and all such transactions collectively are not, material to its consolidated financial statements.

Kinder Morgan Energy Partners also conducts commodity risk management activities in the ordinary course of implementing its risk management strategies in which the counterparty to certain of our derivative transactions is an affiliate of Goldman Sachs. In conjunction with these activities, Kinder Morgan Energy Partners is a party (through one of its subsidiaries engaged in the production of crude oil) to a hedging facility with J. Aron & Company/Goldman Sachs, which requires that Kinder Morgan Energy Partners provide certain periodic information, but does not require the posting of margin. As a result of changes in the market value of Kinder Morgan Energy Partners’ derivative positions, it has created both amounts receivable from and payable to Goldman Sachs affiliates.

The following table summarizes the fair values of Kinder Morgan Energy Partners’ energy commodity derivative contracts associated with its commodity price risk management activities with related parties and included on our accompanying consolidated balance sheet as of December 31, 2007 (in millions):

Derivatives-net asset/(liability):
Accrued other current liabilities	$ (239.8)
Other long-term liabilities and deferred credits	$ (386.5)

For more information on Kinder Morgan Energy Partners’ risk management activities see Note 14.

KM Insurance, Ltd.

KM Insurance, Ltd., referred to as KMIL, is a Bermuda insurance company and wholly owned subsidiary of Knight Inc. KMIL was formed during the second quarter of 2005 as a Class 2 Bermuda insurance company, the sole business of which is to issue policies for Knight Inc. and Kinder Morgan Energy Partners to secure the deductible portion of our workers compensation, automobile liability, and general liability policies placed in the commercial insurance market.

Notes Receivable

Plantation Pipe Line Company

Kinder Morgan Energy Partners has a seven-year note receivable bearing interest at the rate of 4.72% per annum from Plantation Pipe Line Company, its 51.17%-owned equity investee. The outstanding note receivable balance was $89.7 million as of December 31, 2007. Of this amount, $2.4 million was included within “Accounts, Notes and Interest Receivable, Net─Related Parties” as of December 31, 2007 and the remainder was included within “Notes Receivable─Related Parties” in the accompanying Consolidated Balance Sheet.

Knight Inc.

As of December 31, 2007, an affiliate of Knight Inc. had a long-term note with Kinder Morgan Energy Partners with a principal amount of $0.6 million. This outstanding long-term note receivable is included within “Notes Receivable─Related Parties” in the accompanying Consolidated Balance Sheet as of that date. This note currently has no fixed terms of repayment and is denominated in Canadian dollars. This principal amount represents the translated amount included in our consolidated financial statements in U.S. dollars.

Coyote Gas Treating, LLC

Coyote Gas Treating, LLC is a joint venture that was organized in December 1996. It is referred to as Coyote Gulch in this report. The sole asset owned by Coyote Gulch is a 250 million cubic feet per day natural gas treating facility located in La Plata County, Colorado. Prior to the contribution of Kinder Morgan Energy Partners’ ownership interest in Coyote Gulch to Red Cedar Gathering on September 1, 2006, Kinder Morgan Energy Partners was the managing partner and owned a 50% equity interest in Coyote Gulch. The value of Kinder Morgan Energy Partners’ 50% equity contribution from Coyote Gulch to Red Cedar on September 1, 2006 was $16.7 million, and this amount remains included within “Investments” in the accompanying Consolidated Balance Sheet as of December 31, 2007.

13. Leases and Commitments

Capital Leases

Neither the asset we have recorded in conjunction with capital leases, the amortization associated with this asset nor the future commitments associated with such leases is significant in any year or cumulatively.

Operating Leases

Including probable elections to exercise renewal options, the remaining terms on Kinder Morgan Energy Partners’ operating leases range from one to 61 years. Future commitments related to these leases as of December 31, 2007 are as follows:

Year	Commitments
(In millions)
2008	31.5
2009	22.8
2010	19.5
2011	15.6
2012	12.1
Thereafter	27.6
Total minimum payments	$129.1

The largest of these lease commitments, in terms of total obligations payable by December 31, 2008, include commitments supporting: (i) crude oil drilling rig operations for the oil and gas activities of our CO2 – KMP business segment, (ii) marine port terminal operations at Kinder Morgan Energy Partners’ Nassau bulk product terminal, located in Fernandina Beach, Florida and (iii) natural gas in underground salt dome storage caverns within Kinder Morgan Energy Partners’ Texas intrastate natural gas pipeline group.

Total minimum payments have not been reduced for future minimum sublease rentals aggregating approximately $2.0 million.

Unit-Based Payment Plans

Kinder Morgan Energy Partners

Kinder Morgan Energy Partners has unit-based awards outstanding under two common unit-based compensation plans: The Directors’ Unit Appreciation Rights Plan and the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors.

The Directors’ Unit Appreciation Rights Plan was established on April 1, 2003. Pursuant to this plan, each of Kinder Morgan Management’s three non-employee directors was eligible to receive common unit appreciation rights.  Upon the exercise of unit appreciation rights, Kinder Morgan Energy Partners will pay, within thirty days of the exercise date, the participant an amount of cash equal to the excess, if any, of the aggregate fair market value of the unit appreciation rights exercised as of the exercise date over the aggregate award price of the rights exercised. The fair market value of one unit appreciation right as of the exercise date will be equal to the closing price of one common unit on the New York Stock Exchange on that date. The award price of one unit appreciation right will be equal to the closing price of one common unit on the New York Stock Exchange on the date of grant. All unit appreciation rights granted vest on the six-month anniversary of the date of grant and have a ten-year expiration. A total of 52,500 unit appreciation rights were granted in 2003 and 2004. During 2007, 7,500 unit appreciation rights were exercised by one director at an aggregate fair value of $53.00 per unit. As of December 31, 2007, 45,000 unit appreciation rights had been granted, vested and remained outstanding. In 2005, this plan was replaced with the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors, discussed following.

The Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors recognizes that the compensation to be paid to each non-employee director is fixed by the Kinder Morgan Management board, generally annually, and that the compensation is expected to include an annual retainer payable in cash. Pursuant to the plan, in lieu of receiving cash compensation, each non-employee director may elect to receive common units. A non-employee director may make a new election each calendar year. The total number of common units authorized under this compensation plan is 100,000. All common units issued under this plan are subject to forfeiture restrictions that expire six months from the date of issuance. A total of 17,780 common units were issued to non-employee directors through 2007 as a result of their elections to receive common units in lieu of cash compensation. An additional 4,338 units were issued in early 2008.

Contingent Debt

As prescribed by the provisions of Financial Accounting Standards Board Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, we disclose certain types of guarantees or indemnifications we have made. These disclosures cover certain types of guarantees included within debt agreements, even if the likelihood of requiring our performance under such guarantee is remote. The following is a description of our contingent debt agreements as of December 31, 2007.

Cortez Pipeline Company Debt

Pursuant to a certain Throughput and Deficiency Agreement, the partners of Cortez Pipeline Company (Kinder Morgan CO2 Company, L.P. – 50% partner; a subsidiary of Exxon Mobil Corporation – 37% partner; and Cortez Vickers Pipeline Company – 13% partner) are required, on a several, proportional percentage ownership basis, to contribute capital to Cortez Pipeline Company in the event of a cash deficiency. Furthermore, due to Kinder Morgan Energy Partners’ indirect ownership of Cortez Pipeline Company through Kinder Morgan CO2 Company, L.P., it severally guarantees 50% of the debt of Cortez Capital Corporation, a wholly owned subsidiary of Cortez Pipeline Company.

As of December 31, 2007, the debt facilities of Cortez Capital Corporation consisted of (i) $64.3 million of Series D notes due May 15, 2013; (ii) a $125 million short-term commercial paper program; and (iii) a $125 million five-year committed revolving credit facility due December 22, 2009 (to support the above-mentioned $125 million commercial paper program). As of December 31, 2007, Cortez Capital Corporation had $93.0 million of commercial paper outstanding with an average interest rate of approximately 5.66%, the average interest rate on the Series D notes was 7.14%, and there were no borrowings under the credit facility.

With respect to Cortez’s Series D notes, Shell Oil Company shares Kinder Morgan Energy Partners’ several guaranty obligations jointly and severally; however, Kinder Morgan Energy Partners is obligated to indemnify Shell for liabilities it incurs in connection with such guaranty, and JP Morgan Chase issued a letter of credit on Kinder Morgan Energy Partners’ behalf in December 2006 in the amount of $37.5 million to support its indemnification obligations to Shell for 50% of the $75 million in principal amount of Series D notes outstanding as of December 31, 2006.

Red Cedar Gathering Company Debt

Red Cedar Gathering Company was the obligor on $55 million in aggregate principal amount of Senior Notes due October 31, 2010. The Senior Notes were collateralized by a first priority lien on the ownership interests, including Kinder Morgan Energy Partners’ 49% ownership interest, in Red Cedar Gathering Company. The Senior Notes were also guaranteed by Kinder Morgan Energy Partners and the other owner of Red Cedar Gathering Company jointly and severally. As of December 31, 2006, $31.4 million in principal amount of notes were outstanding.

In March 2007, Red Cedar refinanced the outstanding balance of its existing Senior Notes through a private placement of $100 million in principal amount of ten-year fixed rate notes. As a result of Red Cedar Gathering Company’s retirement of the remaining $31.4 million outstanding principal amount of its Senior Notes, Kinder Morgan Energy Partners is no longer contingently liable for any Red Cedar Gathering Company debt.

Nassau County, Florida Ocean Highway and Port Authority Debt

Kinder Morgan Energy Partners has posted a letter of credit as security for borrowings under Adjustable Demand Revenue Bonds issued by the Nassau County, Florida Ocean Highway and Port Authority. The bonds were issued for the purpose of constructing certain port improvements located in Fernandino Beach, Nassau County, Florida. Kinder Morgan Energy Partners’ subsidiary, Nassau Terminals LLC is the operator of the marine port facilities.

The bond indenture is for 30 years and allows the bonds to remain outstanding until December 1, 2020. Principal payments on the bonds are made on the first of December each year and corresponding reductions are made to the letter of credit. As of December 31, 2007, this letter of credit had a face amount of $22.5 million.

Rockies Express Pipeline LLC Debt

Pursuant to certain guaranty agreements, all three member owners of West2East Pipeline LLC (which owns all of the member interests in Rockies Express Pipeline LLC) have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in West2East Pipeline LLC, borrowings under Rockies Express’ (i) $2.0 billion five-year, unsecured revolving credit facility due April 28, 2011; (ii) $2.0 billion commercial paper program; and (iii) $600 million in principal amount of floating rate senior notes due August 20, 2009. The three member owners and their respective ownership interests consist of the following: Kinder Morgan Energy Partners’ subsidiary Kinder Morgan W2E Pipeline LLC – 51%, a subsidiary of Sempra Energy – 25%, and a subsidiary of ConocoPhillips – 24%.

Borrowings under the Rockies Express commercial paper program are primarily used to finance the construction of the Rockies Express interstate natural gas pipeline and to pay related expenses. The credit facility, which can be amended to allow for borrowings up to $2.5 billion, supports borrowings under the commercial paper program, and borrowings under the commercial paper program reduce the borrowings allowed under the credit facility.

On September 20, 2007, Rockies Express issued $600 million in principal amount of senior unsecured floating rate notes. The notes have a maturity date of August 20, 2009, and interest on these notes is paid and computed quarterly on an interest rate of three-month LIBOR plus a spread. Upon issuance of the notes, Rockies Express entered into two floating-to-fixed interest rate swap agreements having a combined notional principal amount of $600 million and a maturity date of August 20, 2009.

In addition to the $600 million in senior notes, as of December 31, 2007, Rockies Express Pipeline LLC had $1,625.4 million of commercial paper outstanding with a weighted average interest rate of approximately 5.50%, and there were no borrowings under its five-year credit facility. Accordingly, as of December 31, 2007, Kinder Morgan Energy Partners’ contingent share of Rockies Express’ debt was $1,135.0 million (51% of total borrowings).

Contingent Debt – Subsequent to December 31, 2007

Midcontinent Express Pipeline LLC Debt

Pursuant to certain guaranty agreements, each two member owners of Midcontinent Express Pipeline LLC have agreed to guarantee, severally in the same proportion as their percentage ownership of the member interests in Midcontinent Express Pipeline LLC, borrowings under Midcontinent’s $1.4 billion three-year, unsecured revolving credit facility, entered into on February 29, 2008 and due February 28, 2011. The facility is with a syndicate of financial institutions with The Royal Bank of Scotland plc as the administrative agent. Borrowings under the credit agreement will be used to finance the construction of the Midcontinent Express Pipeline system and to pay related expenses.

Midcontinent Express Pipeline LLC is an equity method investee of Kinder Morgan Energy Partners, and the two member owners and their respective ownership interests consist of the following: Kinder Morgan Energy Partner’s subsidiary Kinder Morgan Operating L.P. “A” – 50%, and Energy Transfer Partners, L.P. – 50%.

In addition, Midcontinent Express Pipeline LLC has a $197 million reimbursement agreement dated September 4, 2007, with a syndicate of financial institutions with JPMorgan Chase as the administrative agent. The reimbursement agreement can be used for the issuance of letters of credit to support the construction of the Midcontinent Express Pipeline and includes covenants and requires payments of fees that are common in such arrangements. Both Kinder Morgan Energy Partners and Energy Transfer Partners, L.P. have agreed to guarantee borrowings under the reimbursement agreement in the same proportion as the associated percentage ownership of member interests.

14. Risk Management

Kinder Morgan Energy Partners is exposed to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil as a result of the forecasted purchase or sale of these products. Kinder Morgan Energy Partners has exposure to interest rate risk as a result of the issuance of variable and fixed rate debt and commercial paper. Pursuant to Kinder Morgan Energy Partners’ management’s risk management policy, Kinder Morgan Energy Partners engages in derivative transactions for the purpose of mitigating these risks, which transactions are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and associated amendments (“SFAS No. 133”).

Components of our balance of “Accumulated Other Comprehensive Income” at December 31, 2007 are as follows (in millions):

Derivatives	$(219.9)
Foreign Currency Translation	24.8
Employee Retirement Benefits	(0.8)
Total	$(195.9)

Commodity Price Risk Management

Kinder Morgan Energy Partners enters into derivative contracts solely for the purpose of hedging exposures that accompany its normal business activities. In accordance with the provisions of SFAS No. 133, Kinder Morgan Energy Partners designated these instruments as hedges of various exposures as discussed following, and Kinder Morgan Energy Partners tests the effectiveness of changes in the value of these hedging instruments with the risk being hedged. Hedge ineffectiveness is recognized in income in the period in which it occurs. Kinder Morgan Energy Partners’ over-the-counter swaps and options are entered into with counterparties outside central trading facilities such as a futures, options or stock exchange. These contracts are with a number of parties all of which have investment grade credit ratings. While Kinder Morgan Energy Partners enters into derivative transactions principally with investment grade counterparties and actively monitors their ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future.

Kinder Morgan Energy Partners’ normal business activities expose it to risks associated with changes in the market price of natural gas, natural gas liquids and crude oil. Specifically, these risks are associated with (i) pre-existing or anticipated physical natural gas, natural gas liquids and crude oil sales, (ii) natural gas purchases and (iii) natural gas system use and storage. The unfavorable price changes are often caused by shifts in the supply and demand for these commodities, as well as their locations. During each period presented in the accompanying Consolidated Statements of Operations, all of Kinder Morgan Energy Partners’ derivative activities relating to the mitigation of these risks were designated and qualified as cash flow hedges in accordance with SFAS No. 133.

In connection with the Going Private transaction, all of Kinder Morgan Energy Partners’ commodity derivatives were re-designated as cash flow hedges effective June 1, 2007. Accumulated other comprehensive income of $362.9 million related to our share of accumulated losses on commodity derivatives was removed from other comprehensive income and thus will not be reclassified into earnings in future periods. However, the corresponding derivative liabilities related to these losses remained on our balance sheet and the settlement of them will negatively impact our cash flows in future periods.

Derivative instruments that are entered into for the purpose of mitigating commodity price risk include swaps, futures and options. The fair values of these derivative contracts reflect the amounts that Kinder Morgan Energy Partners would receive or pay to terminate the contracts at the reporting date, which amount at December 31, 2007 of $138.0 million is included in the accompanying Consolidated Balance Sheet within the caption “Deferred Charges and Other Assets.”

Given Kinder Morgan Energy Partners’ portfolio of businesses as of December 31, 2007, its principal use of energy commodity derivative contracts was to mitigate the risk associated with market movements in the price of energy commodities. Kinder Morgan Energy Partners’ net short natural gas derivatives position primarily represented its hedging of anticipated future natural gas purchases and sales. Kinder Morgan Energy Partners’ net short crude oil derivatives position represented its crude oil derivative purchases and sales made to hedge anticipated oil purchases and sales. Finally, Kinder Morgan Energy Partners’ net short natural gas liquids derivatives position reflected the hedging of its forecasted natural gas liquids purchases and sales. As of December 31, 2007, the maximum length of time over which Kinder Morgan Energy Partners has hedged its exposure to the variability in future cash flows associated with commodity price risk is through December 2012.

The over-the-counter swaps and options are contracts Kinder Morgan Energy Partners entered into with counterparties outside centralized trading facilities such as a futures, options or stock exchange. These contracts are with a number of parties, all of which had investment grade credit ratings as of December 31, 2007. Kinder Morgan Energy Partners both owes money and is owed money under these derivative contracts. Defaults by counterparties under over-the-counter swaps and options could expose Kinder Morgan Energy Partners to additional commodity price risks in the event that Kinder Morgan Energy Partners is unable to enter into replacement contracts for such swaps and options on substantially the same terms. Alternatively, Kinder Morgan Energy Partners may need to pay significant amounts to the new counterparties to induce them to enter into replacement swaps and options on substantially the same terms. While Kinder Morgan Energy Partners enters into derivative contracts principally with investment grade counterparties and actively monitors their credit ratings, it is nevertheless possible that from time to time losses will result from counterparty credit risk in the future.

Interest Rate Risk Management

Kinder Morgan Energy Partners has exposure to interest rate risk as a result of the issuance of variable and fixed rate debt and commercial paper. Kinder Morgan Energy Partners enters into interest rate swap agreements to mitigate its exposure to changes in the fair value of its fixed rate debt agreements. These hedging relationships are accounted for as fair value hedges under SFAS No. 133. Prior to the Going Private transaction (see Note 1), all of Kinder Morgan Energy Partners’ interest rate swaps qualified for the “short-cut” method prescribed in SFAS No. 133 for qualifying fair value hedges. Accordingly, the carrying value of the swaps were adjusted to its fair value as of the end of each reporting period, and an offsetting entry was made to adjust the carrying value of the debt securities whose fair value was being hedged. We recorded interest expense equal to the floating rate payments, which was accrued monthly and paid semi-annually.

In connection with the Going Private transaction, all of the debt was recorded on our balance sheet at fair value and all of the interest rate swaps were re-designated as fair value hedges effective June 1, 2007. Because these swaps did not have a fair value of zero as of June 1, 2007 they did not meet the requirements for the “short-cut” method of assessing their effectiveness. Accordingly, subsequent changes in the carrying value of the swap is adjusted to its fair value as of the end of each reporting period, and an offsetting entry is made to adjust the carrying value of the debt securities whose fair value is being hedged.

As of December 31, 2006, Kinder Morgan Energy Partners was a party to interest rate swap agreements with notional principal amounts of $2.1 billion. In the five months ended May 31, 2007, Kinder Morgan Energy Partners both entered into additional fixed-to-floating interest rate swap agreements having a combined notional principal amount of $500 million, and terminated an existing fixed-to-floating interest rate swap agreement having a notional principal amount of $100 million and a maturity date of March 15, 2032. Kinder Morgan Energy Partners received $15.0 million from the early termination of this swap agreement. In connection with the Going Private transaction, our portion of the unamortized gain as of May 31, 2007 was removed from the books in purchase accounting and will not impact our interest expense after that date.

During the seven months ended December 31, 2007, two separate fixed-to-floating interest rate swap agreements having a combined notional principal amount of $200 million matured, and as of December 31, 2007, Kinder Morgan Energy Partners had a combined notional principal amount of $2.3 billion of fixed-to-floating interest rate swap agreements effectively converting the interest expense associated with certain series of its senior notes from fixed rates to variable rates based on an interest rate of LIBOR plus a spread. The two swap agreements that matured on August 15, 2007 were associated with the $250 million of 5.35% senior notes that also matured on that date. The fair value of the swaps of $138.0 million at December 31, 2007 is included in the accompanying Consolidated Balance Sheet within the caption “Deferred Charges and Other Assets.” In February 2008, Kinder Morgan Energy Partners entered into additional fixed-to-floating interest rate swap agreements having a combined notional principal amount of $500 million. These swap agreements were related to the $600 million of 5.95% senior notes issued on February 12, 2008, and have a maturity date of February 15, 2018.

All of Kinder Morgan Energy Partners’ interest rate swap agreements have a termination date that corresponds to the maturity date of one of its series of senior notes and, as of December 31, 2007, the maximum length of time over which it had hedged a portion of its exposure to the variability in the value of this debt due to interest rate risk is through January 15, 2038. In addition, certain of these swap agreements contain mutual cash-out provisions that allow Kinder Morgan Energy Partners or its counterparties to settle the agreement at certain future dates before maturity based on the then-economic value of the swap agreement.

15. Reportable Segments

We divide our operations into five reportable business segments:

•	Products Pipelines – KMP;

•	Natural Gas Pipelines – KMP;

•	CO2 – KMP;

•	Terminals – KMP; and

•	Trans Mountain – KMP.

Each segment uses the same accounting policies as those described in the summary of significant accounting policies (see Note 2). We evaluate performance principally based on each segments’ earnings before depreciation, depletion and amortization, which exclude general and administrative expenses, third-party debt costs and interest expense, unallocable interest income and minority interest. Our reportable segments are strategic business units that offer different products and services. Each segment is managed separately because each segment involves different products and marketing strategies.

The Products Pipelines – KMP segment derives its revenues primarily from the transportation and terminaling of refined petroleum products, including gasoline, diesel fuel, jet fuel and natural gas liquids. The Natural Gas Pipelines – KMP segment derives its revenues primarily from the sale, transport, processing, treating, storage and gathering of natural gas. The CO2 – KMP segment derives its revenues primarily from the production and sale of crude oil from fields in the Permian Basin of West Texas and from the transportation and marketing of carbon dioxide used as a flooding medium for recovering crude oil from mature oil fields. The Terminals – KMP segment derives its revenues primarily from the transloading and storing of refined petroleum products and dry and liquid bulk products, including coal, petroleum coke, cement, alumina, salt, and other bulk chemicals. The Trans Mountain – KMP segment derives its revenues primarily from the transportation of crude oil and refined products from Edmonton, Alberta to marketing terminals and refineries in the Greater Vancouver area and Puget Sound in Washington state.

Financial information by segment follows:

	Successor Company	Predecessor Company
	Seven Months Ended December 31, 2007	Five Months Ended May 31, 2007
	(In millions)	(In millions)
Capital Expenditures:
Products Pipelines – KMP	$179.9	$79.5
Natural Gas Pipelines – KMP	197.4	66.6
CO2 – KMP	249.2	133.3
Terminals – KMP	310.1	169.9
Trans Mountain – KMP	196.7	109.0
Total Consolidated Capital Expenditures	$1,133.3	$558.3

Successor Company
2007
(In millions)
Assets at December 31:[1]
Products Pipelines – KMP	$6,643.7
Natural Gas Pipelines – KMP	8,083.7
CO2 – KMP	3,819.1
Terminals – KMP	4,518.0
Trans Mountain – KMP	1,440.3
Total segment assets	24,504.8
Other[2]	293.5
Total Consolidated Assets	$24,798.3
___________
[1]	Segment assets include goodwill allocated to the segments.
[2]	Includes assets of cash, restricted deposits, market value of derivative instruments (including interest rate swaps) and miscellaneous corporate assets not allocated to individual segments.

Geographic Information

Following is geographic information regarding long-lived assets of our business segments.

Long-lived Assets2

	Successor Company
	At December 31, 2007
	United States	Canada	Mexico and Other[1]	Total
	(In millions)
Products Pipelines – KMP	$4,221.1	$107.7	$-	$4,328.8
Natural Gas Pipelines – KMP	4,564.6	-	82.7	4,647.3
CO2 – KMP	2,539.0	-	-	2,539.0
Terminals – KMP	2,496.4	196.1	5.7	2,698.2
Trans Mountain – KMP	17.7	1,129.0	-	1,146.7
Other	166.1	-	-	166.1
	$14,004.9	$1,432.8	$88.4	$15,526.1
_________
[1]	Terminals – KMP includes long-lived assets of $5.7 million at December 31, 2007, attributable to operations in the Netherlands.

[2]	Long-lived assets exclude goodwill and other intangibles, net.

16. Regulatory Matters

The tariffs we charge for transportation on our interstate common carrier pipelines are subject to rate regulation by the FERC, under the Interstate Commerce Act. The Interstate Commerce Act requires, among other things, that interstate petroleum products pipeline rates be just and reasonable and nondiscriminatory. Pursuant to FERC Order No. 561, effective January 1, 1995, interstate petroleum products pipelines are able to change their rates within prescribed ceiling levels that are tied to an inflation index. FERC Order No. 561-A, affirming and clarifying Order No. 561, expanded the circumstances under which interstate petroleum products pipelines may employ cost-of-service ratemaking in lieu of the indexing methodology, effective January 1, 1995. For the year ended December 31, 2007, the application of the indexing methodology did not significantly affect tariff rates on our interstate petroleum products pipelines.

FERC Order No. 2004/690

Since November 2003, the FERC issued Orders No. 2004, 2004-A, 2004-B, 2004-C, and 2004-D, adopting new Standards of Conduct as applied to natural gas pipelines. The primary change from existing regulation was to make such standards applicable to an interstate natural gas pipeline’s interaction with many more affiliates (referred to as “energy affiliates”). The Standards of Conduct require, among other things, separate staffing of interstate pipelines and their energy affiliates (but support functions and senior management at the central corporate level may be shared) and strict limitations on communications from an interstate pipeline to an energy affiliate.

However, on November 17, 2006, the United States Court of Appeals for the District of Columbia Circuit, in Docket No. 04-1183, vacated FERC Orders 2004, 2004-A, 2004-B, 2004-C, and 2004-D as applied to natural gas pipelines, and remanded these same orders back to the FERC.

On January 9, 2007, the FERC issued an Interim Rule, effective January 9, 2007, in response to the court’s action. In the Interim Rule, the FERC readopted the Standards of Conduct, but revised or clarified with respect to issues which had been appealed to the court. Specifically, the following changes were made:

•	the Standards of Conduct apply only to the relationship between interstate gas transmission pipelines and their marketing affiliates, not their energy affiliates;

•	all risk management personnel can be shared;

•	the requirement to post discretionary tariff actions was eliminated (but interstate gas pipelines must still maintain a log of discretionary tariff waivers);

•	lawyers providing legal advice may be shared employees; and

•	new interstate gas transmission pipelines are not subject to the Standards of Conduct until they commence service.

The FERC clarified that all exemptions and waivers issued under Order No. 2004 remain in effect. On January 18, 2007, the FERC issued a notice of proposed rulemaking seeking comments regarding whether or not the Interim Rule should be made permanent for natural gas transmission providers (“January 18 NOPR”). On March 21, 2007, FERC issued an Order on Clarification and Rehearing of the Interim Rule that granted clarification that the Standards of Conduct only apply to natural gas transmission providers that are affiliated with a marketing or brokering entity that conducts transportation transactions on such gas transmission provider’s pipeline.

On March 21, 2008, as part of an effort to undertake a broader review of the existing Standards of Conduct, the FERC issued a new notice of proposed rulemaking revamping the Standards of Conduct in order to make compliance and enforcement easier, rather than issuing a Final Rule on the January 18 NOPR. The intent of this action is to return to the core principles of the original Standards of Conduct, which established a functional separation between transmission and merchant personnel for natural gas and electric transmission providers. The new NOPR is made up of three rules: independent functioning of transmission function employees from marketing function employees, the no-conduit rule prohibiting the passing and receipt of non-public transmission information, and the transparency rule to detect undue discrimination. Comments on the revised NOPR are due May 12, 2008.

Policy Statement – Equity Return Allowance

On April 17, 2008, the FERC adopted a new policy under Docket No. PL07-2-000 that will allow master limited partnerships to be included in proxy groups for the purpose of determining rates of return for both interstate natural gas and oil pipelines.

Additionally, the policy statement concluded that (i) there should be no cap on the level of distributions included in the FERC’s current discounted cash flow methodology; (ii) the Institutional Brokers Estimated System forecasts should remain the basis for the short-term growth forecast used in the discounted cash flow calculation; (iii) there should be an adjustment to the long-term growth rate used to calculate the equity cost of capital for a master limited partnership (specifically the long-term growth rate would be set at 50% of the gross domestic product); and (iv) there should be no modification to the current respective two-thirds and one-third weightings of the short-term and long-term growth factors. Additionally, the FERC decided not to explore other methods for determining a pipeline’s equity cost of capital at this time. The policy statement will govern all future gas and oil rate proceedings involving the establishment of a return on equity, as well as those cases that are currently pending before either the FERC or an administrative law judge.

Notice of Inquiry – Financial Reporting

On February 15, 2007, the FERC issued a notice of inquiry seeking comment on the need for changes or revisions to the FERC’s reporting requirements contained in the financial forms for gas and oil pipelines and electric utilities. Initial comments were filed by numerous parties on March 27, 2007, and reply comments were filed on April 27, 2007.

On September 20, 2007, the FERC issued for public comment in Docket No. RM07-9 a proposed rule which would revise its financial forms to require that additional information be reported by natural gas companies. The proposed rule would require, among other things, that natural gas companies: (i) submit additional revenue information, including revenue from shipper-supplied gas; (ii) identify the costs associated with affiliate transactions; and (iii) provide additional information on incremental facilities and on discounted and negotiated rates. The FERC proposes an effective date of January 1, 2008, which means that forms reflecting the new requirements for 2008 would be filed in early 2009. Comments on the proposed rule were filed by numerous parties on November 13, 2007.

On March 21, 2008 the FERC issued a Final Rule regarding changes to the Form 2, 2-A and 3Q. The revisions were designed to enhance the forms’ usefulness by updating them to reflect current market and cost information relevant to interstate pipelines and their customers. The rule is effective January 1, 2008 with the filing of the revised Form 3-Q beginning with the first quarter of 2009. The revised Form 2 and 2-A for calendar year 2008 material would be filed by April 30, 2009.

Notice of Inquiry – Fuel Retention Practices

On September 20, 2007, the FERC issued a Notice of Inquiry seeking comment on whether it should change its current policy and prescribe a uniform method for all interstate gas pipelines to use in recovering fuel gas and gas lost and unaccounted for. The Notice of Inquiry included numerous questions regarding fuel recovery issues and the effects of fixed fuel percentages as compared with tracking provisions. Comments on the Notice of Inquiry were filed by numerous parties on November 30, 2007.

Notice of Proposed Rulemaking – Promotion of a More Efficient Capacity Release Market

On November 15, 2007, the FERC issued a notice of proposed rulemaking in Docket No. RM 08-1-000 regarding proposed modifications to its Part 284 regulations concerning the release of firm capacity by shippers on interstate natural gas pipelines. The FERC proposes to remove, on a permanent basis, the rate ceiling on capacity release transactions of one year or less. Additionally, the FERC proposes to exempt capacity releases made as part of an asset management arrangement from the prohibition on tying and from the bidding requirements of section 284.8. Initial comments were filed by numerous parties on January 25, 2008.

Notice of Proposed Rulemaking – Natural Gas Price Transparency

On April 19, 2007, the FERC issued a notice of proposed rulemaking in Docket Nos. RM07-10-000 and AD06-11-000 regarding price transparency provisions of Section 23 of the Natural Gas Act and the Energy Policy Act. In the notice, the FERC proposed to revise its regulations to (i) require that intrastate pipelines post daily the capacities of, and volumes flowing through, their major receipt and delivery points and mainline segments in order to make available the information to track daily flows of natural gas throughout the United States; and (ii) require that buyers and sellers of more than a de minimis volume of natural gas report annual numbers and volumes of relevant transactions to the FERC in order to make possible an estimate of the size of the physical U.S. natural gas market, assess the importance of the use of index pricing in that market, and determine the size of the fixed-price trading market that produces the information. The FERC believes these revisions to its regulations will facilitate price transparency in markets for the sale or transportation of physical natural gas in interstate commerce. Initial comments were filed on July 11, 2007 and reply comments were filed on August 23, 2007. In addition, the FERC conducted an informal workshop in this proceeding on July 24, 2007, to discuss implementation and other technical issues associated with the proposals set forth in the NOPR.

On December 26, 2007, the FERC issued Order No. 704 in this docket implementing only the annual reporting provisions of the NOPR with minimal changes to the original proposal. The order became effective February 4, 2008. The initial report is due May 1, 2009 for calendar year 2008. Subsequent reports are due by May 1 of each year for the previous calendar year. Order 704 will require most, if not all Kinder Morgan natural gas pipelines to report annual volumes of relevant transactions to the FERC.

In addition, on December 21, 2007, the FERC issued a new notice of proposed rulemaking in Docket No. RM08-2-000 regarding the daily posting provisions that were contained in Docket Nos. RM07-10-000 and AD06-11-000. The new NOPR proposes to exempt from the daily posting requirements those non-interstate pipelines that (i) flow less than 10 million MMBtus of natural gas per year, (ii) fall entirely upstream of a processing plant, and (iii) deliver more than ninety-five percent (95%) of the natural gas volumes they flow directly to end-users. However, the new NOPR expands the proposal to require that both interstate and non-exempt non-interstate pipelines post daily the capacities of, volumes scheduled at, and actual volumes flowing through, their major receipt and delivery points and mainline segments. Initial comments were filed by numerous parties on March 13, 2008. A Technical Conference was held on April 3, 2008. Numerous parties filed reply comments on April 14, 2008.

Notice of Proposed RuleMaking - Rural Onshore Low Stress Hazardous Liquids Pipelines

On September 6, 2006, the U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration, referred to in this report as the PHMSA, published a notice of proposed rulemaking (PHMSA 71 FR 52504) that proposed to extend certain threat-focused pipeline safety regulations to rural onshore low-stress hazardous liquid pipelines within a prescribed buffer of previously defined U.S. states. Low-stress hazardous liquid pipelines, except those in populated areas or that cross commercially navigable waterways, have not been subject to the safety regulations in PHMSA 49 CFR Part 195.1. According to the PHMSA, unusually sensitive areas are areas requiring extra protection because of the presence of sole-source drinking water resources, endangered species, or other ecological resources that could be adversely affected by accidents or leaks occurring on hazardous liquid pipelines.

The notice proposed to define a category of “regulated rural onshore low-stress lines” (rural lines operating at or below 20% of specified minimum yield strength, with a diameter of eight and five-eighths inches or greater, located in or within a quarter-mile of a U.S. state) and to require operators of these lines to comply with a threat-focused set of requirements in Part 195 that already apply to other hazardous liquid pipelines. The proposed safety requirements addressed the most common threats—corrosion and third party damage—to the integrity of these rural lines. The proposal is intended to provide additional integrity protection, to avoid significant adverse environmental consequences, and to improve public confidence in the safety of unregulated low-stress lines.

Since the new notice is a proposed rulemaking in which the PHMSA will consider initial and reply comments from industry participants, it is not clear what impact the final rule will have on the business of our intrastate and interstate pipeline companies.

Natural Gas Pipeline Expansion Filings

Rockies Express Pipeline-Currently Certificated Facilities

We operate and own a 51% ownership interest in West2East Pipeline LLC, a limited liability company that is the sole owner of Rockies Express Pipeline LLC. ConocoPhillips owns a 24% ownership interest in West2East Pipeline LLC and Sempra Energy holds the remaining 25% interest. When construction of the entire Rockies Express Pipeline project is completed, our ownership interest will be reduced to 50% at which time the capital accounts of West2East Pipeline LLC will be trued up to reflect our 50% economics in the project. According to the provisions of current accounting standards, due to the fact that we will receive 50% of the economics of the Rockies Express project on an ongoing basis, we are not considered the primary beneficiary of West2East Pipeline LLC and thus, we account for our investment under the equity method of accounting.

On August 9, 2005, the FERC approved the application of Rockies Express Pipeline LLC, formerly known as Entrega Gas Pipeline LLC, to construct 327 miles of pipeline facilities in two phases. For phase I (consisting of two pipeline segments), Rockies Express was granted authorization to construct and operate approximately 136 miles of pipeline extending northward from the Meeker Hub, located at the northern end of our TransColorado pipeline system in Rio Blanco County, Colorado, to the Wamsutter Hub in Sweetwater County, Wyoming (segment 1), and then construct approximately 191 miles of pipeline eastward to the Cheyenne Hub in Weld County, Colorado (segment 2). Construction of segments 1 and 2 has been completed, with interim service commencing on segment 1 on February 24, 2006, and full in-service of both segments on February 14, 2007. For phase II, Rockies Express was authorized to construct three compressor stations referred to as the Meeker, Big Hole and Wamsutter compressor stations. The Meeker and Wamsutter stations went into service in January 2008. Construction of the Big Hole compressor station is planned to commence in the second quarter of 2008, in order to meet an expected in-service date of June 30, 2009.

Rockies Express Pipeline-West Project

On April 19, 2007, the FERC issued a final order approving the Rockies Express application for authorization to construct and operate certain facilities comprising its proposed “Rockies Express-West Project.” This project is the first planned segment extension of the Rockies Express’ currently certificated facilities, and it will be comprised of approximately 713 miles of 42-inch diameter pipeline extending from the Cheyenne Hub to an interconnection with Panhandle Eastern Pipe Line located in Audrain County, Missouri. The segment extension proposes to transport approximately 1.5 billion cubic feet per day of natural gas across the following five states: Wyoming, Colorado, Nebraska, Kansas and Missouri. The project will also include certain improvements to existing Rockies Express facilities located to the west of the Cheyenne Hub. Construction commenced on May 21, 2007. Rockies Express began interim service for up to 1.4 billion cubic feet per day of natural gas on the West segment’s first 500 miles of pipe on January 12, 2008. The remainder of the project is expected to be in-service in mid-May 2008, subject to the receipt of all regulatory approvals needed on the as-built pipeline facilities.

Rockies Express Pipeline-East Project

On April 30, 2007, Rockies Express filed an application with the FERC requesting a certificate of public convenience and necessity that would authorize construction and operation of the Rockies Express-East Project. The Rockies Express-East Project will be comprised of approximately 639 miles of 42-inch diameter pipeline commencing from the terminus of the Rockies Express-West pipeline to a terminus near the town of Clarington in Monroe County, Ohio and will be capable of transporting approximately 1.8 billion cubic feet per day of natural gas.

On September 7, 2007, the FERC issued a Notice of Schedule for Environmental Review for the Rockies Express-East Project, referred to as the posted schedule. Rockies Express has requested that the FERC issue an updated scheduling order to modify the posted schedule for earlier resolution. Without a modification of the posted schedule, Rockies Express has concerns about its ability to complete its project by June 2009. Rockies Express is working closely with the FERC staff and other cooperating agencies to meet a revised schedule that was developed in consultation with the FERC staff at a public meeting convened on September 21, 2007. On November 23, 2007, the FERC issued a draft environmental impact statement for the project, in advance of the posted schedule. Comments on the environmental impact statement, referred to in this report as an EIS, were submitted January 14, 2008, also in advance of the posted schedule. A final EIS was issued on April 11, 2008, in advance of the posted schedule. While there can be no assurance that the FERC will issue an order approving the project in accordance with the revised schedule, the Rockies Express-East Project is expected to begin partial service on December 31, 2008, and to be in full service in June 2009.

TransColorado Pipeline

On April 19, 2007, the FERC issued an order approving TransColorado Gas Transmission Company LLC’s application for authorization to construct and operate certain facilities comprising its proposed “Blanco-Meeker Expansion Project.” This project provides for the transportation of up to approximately 250 million cubic feet per day of natural gas from the Blanco Hub area in San Juan County, New Mexico through TransColorado’s existing interstate pipeline for delivery to the Rockies Express Pipeline at an existing point of interconnection located in the Meeker Hub in Rio Blanco County, Colorado. Construction commenced on May 9, 2007, and the project was completed and entered service January 1, 2008.

Kinder Morgan Interstate Gas Transmission Pipeline

On August 6, 2007, KMIGT filed, in FERC Docket CP07-430, for regulatory approval to construct and operate a 41-mile, $29 million natural gas pipeline from the Cheyenne Hub to markets in and around Greeley, Colorado. When completed, the Colorado Lateral will provide firm transportation of up to 55 million cubic feet per day to a local utility under long-term contract. The FERC issued a draft environmental assessment on the project on January 11, 2008, and comments on the project were received February 11, 2008. On February 21, 2008, the FERC granted the certificate application. Public Service Company of Colorado, a competitor to serving markets off the Colorado Lateral, filed a complaint before the State of Colorado Public Utilities Commission against Atmos, the anchor shipper on the project. The Colorado Public Utilities Commission conducted a hearing on April 14, 2008 on the complaint, which is pending a ruling. Public Service Company of Colorado has also requested rehearing of the FERC authorization to construct the jurisdictional facilities and has sought to delay the issuance of certain other approvals to KMIGT, pending the ruling in the Colorado complaint proceeding.

On December 21, 2007, KMIGT filed, in Docket CP 08-44, for approval to expand its system in Nebraska to serve incremental ethanol and industrial load. No protests to the application were filed and the project was approved by the FERC. Construction commenced on April 9, 2008.

Kinder Morgan Louisiana Pipeline

On September 8, 2006, in FERC Docket No. CP06-449-000, we filed an application with the FERC requesting approval to construct and operate our Kinder Morgan Louisiana Pipeline. The natural gas pipeline will extend approximately 135 miles from Cheniere’s Sabine Pass liquefied natural gas terminal in Cameron Parish, Louisiana, to various delivery points in Louisiana and will provide interconnects with many other natural gas pipelines, including Natural Gas Pipeline Company of America LLC. The project is supported by fully subscribed capacity and long-term customer commitments with Chevron and Total. The entire project cost is approximately $514 million and it is expected to be in service by January 1, 2009.

On March 15, 2007, the FERC issued a preliminary determination that the authorizations requested, subject to some minor modifications, will be in the public interest. This order does not consider or evaluate any of the environmental issues in this proceeding. On April 19, 2007, the FERC issued the final EIS, which addressed the potential environmental effects of the construction and operation of the Kinder Morgan Louisiana Pipeline. The final EIS was prepared to satisfy the requirements of the National Environmental Policy Act. It concluded that approval of the Kinder Morgan Louisiana Pipeline project would have limited adverse environmental impacts. On June 22, 2007, the FERC issued an order granting construction and operation of the project. Kinder Morgan Louisiana Pipeline officially accepted the order on July 10, 2007.

Midcontinent Express Pipeline

On October 9, 2007, in Docket No. CP08-6-000, Midcontinent Express Pipeline LLC filed an application with the FERC requesting a certificate of public convenience and necessity that would authorize construction and operation of the approximate 500-mile Midcontinent Express Pipeline natural gas transmission system. On February 8, 2008, the FERC issued a draft EIS which stated that the building and operation of the proposed 504-mile Midcontinent Express Pipeline would result in limited adverse environmental impact. A final EIS must be released before the FERC can issue a certificate authorizing construction. Subject to the receipt of regulatory approvals, construction of the pipeline is expected to commence in August 2008 and be in service during the first quarter of 2009.

The Midcontinent Express Pipeline will create long-haul, firm transportation takeaway capacity either directly or indirectly connected to natural gas producing regions located in Texas, Oklahoma and Arkansas. The pipeline will originate in southeastern Oklahoma and traverse east through Texas, Louisiana, Mississippi, and terminate close to the Alabama border, providing capability to transport natural gas supplies to major pipeline interconnects along the route up to its terminus at Transco’s Station 85. The Midcontinent Express Pipeline will have an initial capacity of up to 1.4 billion cubic feet and a total capital cost of approximately $1.3 billion. The pipeline is a 50/50 joint venture between ourselves and Energy Transfer Partners, L.P.

17. Litigation, Environmental and Other Contingencies

Below is a brief description of Kinder Morgan Energy Partners’ ongoing material legal proceedings, including any material developments that occurred in such proceedings during 2007. This note also contains a description of any material legal proceeding initiated during 2007 in which we are involved.

Federal Energy Regulatory Commission Proceedings

Our SFPP, L.P. and Calnev Pipe Line LLC subsidiaries are involved in various proceedings before the Federal Energy Regulatory Commission, referred to in this note as the FERC. SFPP is the subsidiary limited partnership that owns our Pacific operations. Calnev Pipe Line LLC and related terminals were acquired from GATX Corporation and are not part of our Pacific operations. The tariffs and rates charged by SFPP and Calnev are subject to numerous ongoing proceedings at the FERC, including shippers’ complaints and protests regarding interstate rates on these pipeline systems. In general, these complaints allege the rates and tariffs charged by SFPP and Calnev are not just and reasonable.

As to SFPP, the issues involved in these proceedings include, among others: (i) whether certain of our Pacific operations’ rates are “grandfathered” under the Energy Policy Act of 1992, referred to in this note as EPAct 1992, and therefore deemed to be just and reasonable; (ii) whether “substantially changed circumstances” have occurred with respect to any grandfathered rates such that those rates could be challenged; (iii) whether indexed rate increases may become effective without investigation; (iv) the capital structure to be used in computing the “starting rate base” of our Pacific operations; (v) the level of income tax allowance we may include in our rates; and (vi) the recovery of civil and regulatory litigation expenses and certain pipeline reconditioning and environmental costs incurred by our Pacific operations.

In May 2005, the FERC issued a statement of general policy stating it will permit pipelines to include in cost of service a tax allowance to reflect actual or potential tax liability on their public utility income attributable to all partnership or limited liability company interests, if the ultimate owner of the interest has an actual or potential income tax liability on such income. Whether a pipeline’s owners have such actual or potential income tax liability will be reviewed by the FERC on a case-by-

case basis. Although the new policy is generally favorable for pipelines that are organized as pass-through entities, it still entails rate risk due to the case-by-case review requirement.

In this note, we refer to SFPP, L.P. as SFPP; Calnev Pipe Line LLC as Calnev; Chevron Products Company as Chevron; Navajo Refining Company, L.P. as Navajo; ARCO Products Company as ARCO; BP West Coast Products, LLC as BP WCP; Texaco Refining and Marketing Inc. as Texaco; Western Refining Company, L.P. as Western Refining; Mobil Oil Corporation as Mobil; ExxonMobil Oil Corporation as ExxonMobil; Tosco Corporation as Tosco; ConocoPhillips Company as ConocoPhillips; Ultramar Diamond Shamrock Corporation as Ultramar; Valero Energy Corporation as Valero; Valero Marketing and Supply Company as Valero Marketing; and America West Airlines, Inc., Continental Airlines, Inc., Northwest Airlines, Inc., Southwest Airlines Co. and US Airways, Inc., collectively, as the Airline Complainants.

Following is a listing of certain active FERC proceedings pertaining to our Pacific operations:

•	FERC Docket No. OR92-8, et al.—Complainants/Protestants: Chevron; Navajo; ARCO; BP WCP; Western Refining; ExxonMobil; Tosco; and Texaco (Ultramar is an intervenor)—Defendant: SFPP
Consolidated proceeding involving shipper complaints against certain East Line and West Line rates. All six issues (and others) described four paragraphs above are involved in these proceedings. Portions of this proceeding were appealed (and re-appealed) to the D.C. Court and remanded to the FERC. BP WCP, Chevron, and ExxonMobil requested a hearing before the FERC on remanded grandfathering and income tax allowance issues. The FERC issued an Order on Rehearing, Remand, Compliance, and Tariff Filings on December 26, 2007, which denied the requests for a hearing, and ruled on SFPP’s March 7, 2006 compliance filing and remand issues. The FERC, inter alia, affirmed its income tax allowance policy, further clarified the implementation of that policy with respect to SFPP, and required SFPP to file a compliance filing. On February 15, 2008, the FERC issued an order granting and denying rehearing regarding certain findings in the December 2007 order;

•	FERC Docket No. OR92-8-025—Complainants/Protestants: BP WCP; ExxonMobil; Chevron; ConocoPhillips; and Ultramar—Defendant: SFPP
Proceeding involving shipper complaints against rates charged prior to April 1, 1999 at SFPP’s Watson Station drain-dry facilities; the FERC affirmed an Initial Decision against SFPP concerning reserved settlement issues on reparations. Petition for review filed by SFPP at the D.C. Court;

•	FERC Docket Nos. OR92-8-028, et al.—Complainants/Protestants: BP WCP; ExxonMobil; Chevron; ConocoPhillips; and Ultramar—Defendant: SFPP
Proceeding involving shipper complaints against SFPP’s Watson Station rates. A settlement was reached in which SFPP agreed to lower its Watson Station rate and pay refunds for the period between April 1, 1999, and September 1, 2006, when the new rate took effect. The settlement reserved the issue of whether reparations were owed for the period prior to April 1, 1999. On February 12, 2008, the FERC ruled that SFPP owed reparations for shipments prior to April 1, 1999, and in March 2008, SFPP made the required reparation payments of $23.3 million.

•	FERC Docket No. OR96-2, et al.—Complainants/Protestants: All Shippers except Chevron (which is an intervenor)—Defendant: SFPP
Consolidated proceeding involving shipper complaints against all SFPP rates. All five issues (and others) described four paragraphs above are involved in these proceedings. Portions of this proceeding were appealed (and re-appealed) to the United States Court of Appeals for the District of Columbia Circuit, referred to in this note as the D.C. Court, and remanded to the FERC. The FERC issued an Order on Rehearing, Remand, Compliance, and Tariff Filings on December 26, 2007, which denied the requests for a hearing and ruled on SFPP’s March 7, 2006 compliance filing and remand issues. The FERC, inter alia, affirmed its income tax allowance policy and further clarified the implementation of that policy with respect to SFPP, and required SFPP to file a compliance filing. On February 15, 2008, the FERC issued an order granting and denying rehearing regarding certain findings in the December 2007 order;

•	FERC Docket Nos. OR02-4 and OR03-5—Complainant/Protestant: Chevron—Defendant: SFPP
Chevron initiated proceeding to permit Chevron to become complainant in OR96-2. Appealed to the D.C. Court and held in abeyance pending final disposition of the OR96-2 proceedings;

•	FERC Docket No. OR04-3—Complainants/Protestants: America West Airlines; Southwest Airlines; Northwest Airlines; and Continental Airlines—Defendant: SFPP
Complaint alleges that West Line and Watson Station rates are unjust and unreasonable. Watson Station issues severed and consolidated into a proceeding focused only on Watson-related issues. The FERC has set the complaints against the West Line rates for hearing but denied the request to consolidate the dockets with the ongoing proceedings involving SFPP’s North and Oregon Line rates;

•	FERC Docket Nos. OR03-5, OR05-4 and OR05-5—Complainants/Protestants: BP WCP; ExxonMobil; and ConocoPhillips (other shippers intervened)—Defendant: SFPP
Complaints allege that SFPP’s interstate rates are not just and reasonable. The FERC has set the complaints against the West and East Line rates for hearing, but denied the request to consolidate the dockets with the ongoing proceedings involving SFPP’s North and Oregon Line rates;

•	FERC Docket No. OR03-5-001—Complainants/Protestants: BP WCP; ExxonMobil; and ConocoPhillips (other shippers intervened)—Defendant: SFPP
The FERC severed the portions of the complaints in Docket Nos. OR03-5, OR05-4, and OR05-5 regarding SFPP’s North and Oregon Line rates into a separate proceeding in Docket No. OR03-5-001, which has been set for hearing;

•	FERC Docket No. OR07-1—Complainant/Protestant: Tesoro—Defendant: SFPP
Complaint alleges that SFPP’s North Line rates are not just and reasonable. Complaint held in abeyance pending resolution at the D.C. Court of, among other things, income tax allowance and grandfathering issues. The D.C. Court issued an opinion on these issues on May 29, 2007, upholding the FERC’s income tax allowance policy;

•	FERC Docket No. OR07-2—Complainant/Protestant: Tesoro—Defendant: SFPP
Complaint alleges that SFPP’s West Line rates are not just and reasonable. Complaint held in abeyance pending resolution at the D.C. Court of, among other things, income tax allowance and grandfathering issues. The D.C. Court issued an opinion on these issues on May 29, 2007, upholding the FERC’s income tax allowance policy. A request that the FERC set the complaint for hearing – which SFPP opposed – is pending before the FERC;

•	FERC Docket No. OR07-3—Complainants/Protestants: BP WCP; Chevron; ExxonMobil; Tesoro; and Valero Marketing—Defendant: SFPP
Complaint alleges that SFPP’s North Line indexed rate increase was not just and reasonable. The FERC has dismissed the complaint and denied rehearing of the dismissal. Petitions for review filed by BP WCP and ExxonMobil at the D.C. Court;

•	FERC Docket No. OR07-4—Complainants/Protestants: BP WCP; Chevron; and ExxonMobil—Defendants: SFPP; Kinder Morgan G.P., Inc.; and Knight Inc.
Complaint alleges that SFPP’s rates are not just and reasonable. Complaint held in abeyance pending resolution at the D.C. Court of, among other things, income tax allowance and grandfathering issues. The D.C. Court issued an opinion on these issues on May 29, 2007, upholding the FERC’s income tax allowance policy. Complainants have withdrawn the portions of the complaint directed to SFPP’s affiliates;

•	FERC Docket Nos. OR07-5 and OR07-7 (consolidated)—Complainants/Protestants: ExxonMobil and Tesoro—Defendants: Calnev; Kinder Morgan G.P., Inc.; and Knight Inc.
Complaints allege that none of Calnev’s current rates are just or reasonable. On July 19, 2007, the FERC accepted and held in abeyance the portion of the complaints against the non-grandfathered portion of Calnev’s rates, dismissed with prejudice the complaints against Calnev’s affiliates, and allowed complainants to file amended complaints regarding the grandfathered portion of Calnev’s rates. ExxonMobil filed a request for rehearing of the dismissal of the complaints against Calnev’s affiliates, which is currently pending before the FERC. Following a FERC decision in December 2007, ExxonMobil and Tesoro filed amended complaints in these dockets, which Calnev answered. The FERC has not acted on the amended complaints. Calnev and ExxonMobil have reached an agreement in principle to settle this and other dockets. On April 18, 2008, ExxonMobil filed a notice withdrawing its complaint in Docket No. OR07-5 and its motion to intervene in Docket No. OR07-7;

•	FERC Docket No. OR07-6—Complainant/Protestant: ConocoPhillips—Defendant: SFPP
Complaint alleges that SFPP’s North Line indexed rate increase was not just and reasonable. The FERC dismissed the complaints in Docket Nos. OR07-3 and OR07-6 in a single order, without consolidating the complaints, and denied the request for rehearing of the dismissal filed in Docket No. OR07-3. Although the FERC orders in these dockets have been appealed by certain of the complainants in Docket No. OR07-3, they were not appealed by ConocoPhillips in Docket No. OR07-6. The FERC’s decision in Docket No. OR07-6 is now final;

•	FERC Docket No. OR07-8 (consolidated with Docket No. OR07-11)—Complainant/Protestant: BP WCP—Defendant: SFPP
Complaint alleges that SFPP’s 2005 indexed rate increase was not just and reasonable. On June 6, 2007, the FERC dismissed challenges to SFPP’s underlying rate but held in abeyance the portion of the Complaint addressing SFPP’s July 1, 2005 index-based rate increases. SFPP requested rehearing on July 6, 2007, which the FERC denied. On February 13, 2008, the FERC set this complaint for hearing, but referred it to settlement negotiations, which are ongoing;

•	FERC Docket No. OR07-9—Complainant/Protestant: BP WCP—Defendant: SFPP
Complaint alleges that SFPP’s ultra low sulphur diesel (ULSD) recovery fee violates the filed rate doctrine and that, in any event, the recovery fee is unjust and unreasonable. On July 6, 2007, the FERC dismissed the complaint. BP WCP requested rehearing, which the FERC denied. A petition for review was filed by BP WCP, which was dismissed by the D.C. Court on March 17, 2008;

•	FERC Docket No. OR07-10—Complainants/Protestants: BP WCP; ConocoPhillips; Valero; and ExxonMobil—Defendant: Calnev
Calnev filed a petition with the FERC on May 14, 2007, requesting that the FERC issue a declaratory order approving Calnev’s proposed rate methodology and granting other relief with respect to a substantial proposed expansion of Calnev’s mainline pipeline system. On July 20, 2007, the FERC granted Calnev’s petition for declaratory order;

•	FERC Docket No. OR07-11 (consolidated with Docket No. OR07-8)—Complainant/Protestant: ExxonMobil—Defendant: SFPP
Complaint alleges that SFPP’s 2005 indexed rate increase was not just and reasonable. On February 13, 2008, the FERC set this complaint for hearing, but referred it to settlement negotiations, which are ongoing. It is consolidated with the complaint in Docket No. OR07-8;

•	FERC Docket No. OR07-14—Complainants/Protestants: BP WCP and Chevron—Defendants: SFPP; Calnev, and several affiliates
Complaint alleges violations of the Interstate Commerce Act and FERC’s cash management regulations, seeks review of the FERC Form 6 annual reports of SFPP and Calnev, and again requests interim refunds and reparations. The FERC dismissed the complaints, but directed SFPP and Calnev to review their cash management agreements and records to confirm compliance with FERC requirements and to make corrections, if necessary;

•	FERC Docket No. OR07-16—Complainant/Protestant: Tesoro—Defendant: Calnev
Complaint challenges Calnev’s 2005, 2006, and 2007 indexing adjustments. The FERC dismissed the complaint. A petition for review was filed by Tesoro. A scheduling order for briefs has been issued by the D.C. Court;

•	FERC Docket No. OR07-18—Complainants/Protestants: Airline Complainants; Chevron; and Valero Marketing—Defendant: Calnev
Complaint alleges that Calnev’s rates are unjust and unreasonable and that none of Calnev’s rates are grandfathered under EPAct 1992. In December 2007, the FERC issued an order accepting and holding in abeyance the portion of the complaint against the non-grandfathered portion of Calnev’s rates. The order also gave complainants 45 days to amend their complaint against the grandfathered portion of Calnev’s rates in light of clarifications provided in the FERC’s order. The FERC has not acted on the amended complaint;

•	FERC Docket No. OR07-19—Complainant/Protestant: ConocoPhillips—Defendant: Calnev
Complaint alleges that Calnev’s rates are unjust and unreasonable and that none of Calnev’s rates are grandfathered under EPAct 1992. In December 2007, the FERC issued an order accepting and holding in abeyance the portion of the complaint against the non-grandfathered portion of Calnev’s rates. The order also gave complainants 45 days to amend its complaint against the grandfathered portion of Calnev’s rates in light of clarifications provided in the FERC’s order. The FERC has not acted on the amended complaint;

•	FERC Docket No. OR07-20—Complainant/Protestant: BP WCP—Defendant: SFPP
Complaint alleges that SFPP’s 2007 indexed rate increase was not just and reasonable. The FERC dismissed the complaint and complainant filed a request for rehearing. Prior to a FERC ruling on the request for rehearing, the parties reached a settlement. In February 2008, FERC accepted a joint offer of settlement that dismisses, with prejudice, the East Line index rate portion of the complaint in OR07-20 for the period from June 1, 2006 through and to November 30, 2007;

•	FERC Docket No. OR07-22—Complainant/Protestant: BP WCP—Defendant: Calnev
Complaint alleges that Calnev’s rates are unjust and unreasonable and that none of Calnev’s rates are grandfathered under EPAct 1992. In December 2007, the FERC issued an order giving complainant 45 days to amend its complaint in light of guidance provided by the FERC. The FERC has not acted on the amended complaint;

•	FERC Docket No. IS05-230 (North Line rate case)—Complainants/Protestants: Shippers—Defendant: SFPP
SFPP filed to increase North Line rates to reflect increased costs due to installation of new pipe between Concord and Sacramento, California. Various shippers protested. An administrative law judge decision is pending before the FERC on exceptions. On August 31, 2007, BP WCP and ExxonMobil filed a motion to reopen the record on the issue of SFPP’s appropriate rate of return on equity, which SFPP answered on September 18, 2007. The FERC has yet to issue an order on shipper’s motion;

•	FERC Docket No. IS05-327—Complainants/Protestants: Shippers—Defendant: SFPP
SFPP filed to increase certain rates on its pipelines pursuant to FERC’s indexing methodology. Various shippers protested, but FERC determined that the tariff filings were consistent with its regulations. The FERC denied rehearing. The D.C. Court dismissed a petition for review, citing a lack of jurisdiction to review a decision by FERC not to order an investigation;

•	FERC Docket No. IS06-283 (East Line rate case)—Complainants/Protestants: Shippers—Defendant: SFPP
SFPP filed to increase East Line rates to reflect increased costs due to installation of new pipe between El Paso, Texas and Tucson, Arizona. Various shippers protested. In November 2007, the parties submitted a joint offer of settlement which was certified to the FERC in December 2007. In February 2008, as clarified in April 2008, the FERC accepted the joint offer of settlement which, among other things, resolved all protests and complaints related to the East Line Phase I Expansion Tariff. SFPP made the payments to the parties to the settlement on April 8, 2008 and certified to the FERC that such payments were made on April 9, 2008;

•	FERC Docket No. IS06-296—Complainant/Protestant: ExxonMobil—Defendant: Calnev
Calnev increased its interstate rates pursuant to the FERC’s indexing methodology. ExxonMobil protested the indexing adjustment, and the FERC set the proceeding for investigation and hearing. Calnev filed a motion to dismiss that is currently pending before the FERC. This proceeding is currently in abeyance pending ongoing settlement discussions. Calnev and ExxonMobil have reached an agreement in principle to settle this and other dockets. On April 18, 2008, ExxonMobil filed a notice withdrawing its protest in Docket No. IS06-296;

•	FERC Docket No. IS06-356—Complainants/Protestants: Shippers—Defendant: SFPP
SFPP filed to increase certain rates on its pipelines pursuant to FERC’s indexing methodology. Various shippers protested, but FERC found the tariff filings consistent with its regulations. FERC has rescinded the index increase for the East Line rates, and SFPP has requested rehearing. The D.C. Court dismissed a petition for review, citing the rehearing request pending before the FERC. On September 20, 2007, the FERC denied SFPP’s request for rehearing. In November 2007, all parties submitted a joint offer of settlement. In February 2008, the FERC accepted the joint offer of settlement which, among other things, resolved all protests and complaints related to the East Line 2006 Index Tariff. SFPP made the payments to the parties to the settlement on April 8, 2008 and certified to the FERC that such payments were made on April 9, 2008;

•	FERC Docket No. IS07-137 (ULSD surcharge)—Complainants/Protestants: Shippers—Defendant: SFPP
SFPP filed tariffs reflecting a ULSD recovery fee on diesel products and a ULSD litigation surcharge, and various shippers protested the tariffs. The FERC accepted, subject to refund, the ULSD recovery fee, rejected the ULSD litigation surcharge, and has held the proceeding in abeyance pending resolution of other proceedings involving SFPP. Chevron and Tesoro filed requests for rehearing, which the FERC denied by operation of law. BP WCP petitioned the D.C. Court for review of the FERC’s denial, the FERC filed a motion to dismiss, and the Court granted the FERC’s motion;

•	FERC Docket No. IS07-229—Complainants/Protestants: BP WCP and ExxonMobil—Defendant: SFPP
SFPP filed to increase certain rates on its pipelines pursuant to FERC’s indexing methodology. Two shippers filed protests. The FERC found the tariff filings consistent with its regulations but suspended the increased rates subject to refund pending challenges to SFPP’s underlying rates. In November 2007, all parties submitted a joint offer of settlement. In February 2008, the FERC accepted the joint offer of settlement which, among other things, resolved all protests and complaints related to the East Line 2007 Index Tariff. In April 2008, SFPP certified payments under the settlement agreement;

•	FERC Docket No. IS07-234—Complainants/Protestants: BP WCP and ExxonMobil—Defendant: Calnev
Calnev filed to increase certain rates on its pipeline pursuant to FERC’s indexing methodology. Two shippers protested. The FERC found the tariff filings consistent with its regulations but suspended the increased rates subject to refund pending challenges to SFPP’s underlying rates. Calnev and ExxonMobil have reached an agreement in principle to settle this and other dockets. On April 18, 2008, ExxonMobil filed a notice withdrawing its protest in Docket No. IS07-234;

•	FERC Docket No. IS08-28—Complainants/Protestants: ConocoPhillips; Chevron; BP WCP; ExxonMobil; Southwest Airlines; Western; and Valero—Defendant: SFPP
SFPP filed to increase its East Line rates based on costs incurred related to an expansion. Various shippers filed protests, which SFPP answered. The FERC issued an order on November 29, 2007 accepting and suspending the tariff subject to refund. The proceeding is being held in abeyance pursuant to ongoing settlement negotiations; and

•	Motions to compel payment of interim damages (various dockets)—Complainants/Protestants: Shippers—Defendants: SFPP; Kinder Morgan G.P., Inc.; and Knight Inc.
Motions seek payment of interim refunds or escrow of funds pending resolution of various complaints and protests involving SFPP. The FERC denied shippers’ refund requests in an order issued on December 26, 2007 in Docket Nos. OR92-8, et al. On March 19, 2008, ConocoPhillips and Tosco filed a Motion for Interim Refund and Reparations Order. SFPP filed a response on April 3, 2008. The FERC has yet to act on the parties’ motion.

In December 2005, SFPP received a FERC order in Docket Nos. OR92-8, et al. and OR96-2, et al. that directed it to submit compliance filings and revised tariffs. In accordance with the FERC’s December 2005 order and its February 2006 order on rehearing, SFPP submitted a compliance filing to the FERC in March 2006, and rate reductions were implemented on May 1, 2006. In accordance with FERC’s December 2007 order and its February 2008 order on rehearing, SFPP submitted a compliance filing to FERC in February 2008, and further rate reductions were implemented on March 1, 2008. We estimate the impact of the rate reductions in 2007 was approximately $25 million.

In December 2007, as a follow-up to the March 2006 compliance filing, SFPP received a FERC order that directed us to submit revised compliance filings and revised tariffs. In conjunction with this order, our other FERC and California Public Utilities Commission rate cases, and other unrelated litigation matters, we increased our litigation reserves by $140.0 million in the fourth quarter of 2007. We assume that, with respect to our SFPP litigation reserves, any reparations and accrued interest thereon will be paid no earlier than the fourth quarter of 2008. We filed the revised compliance filings on February 26, 2008, and implemented new rates on March 1, 2008. We estimate that the impact of the new rates on our 2008 budget will be less than $3.0 million.

In general, if the shippers are successful in proving their claims, they are entitled to reparations or refunds of any excess tariffs or rates paid during the two year period prior to the filing of their complaint, and our Pacific operations may be required to reduce the amount of its tariffs or rates for particular services. These proceedings tend to be protracted, with decisions of the FERC often appealed to the federal courts. Based on our review of these FERC proceedings, we estimate that shippers are seeking approximately $290 million in reparation and refund payments and approximately $45 million in additional annual rate reductions.

California Public Utilities Commission Proceedings

On April 7, 1997, ARCO, Mobil and Texaco filed a complaint against SFPP with the California Public Utilities Commission, referred to in this note as the CPUC. The complaint challenges rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the state of California and requests prospective rate adjustments and refunds with respect to previously untariffed charges for certain pipeline transportation and related services.

In October 2002, the CPUC issued a resolution, referred to in this note as the Power Surcharge Resolution, approving a 2001 request by SFPP to raise its California rates to reflect increased power costs. The resolution approving the requested rate increase also required SFPP to submit cost data for 2001, 2002, and 2003, and to assist the CPUC in determining whether SFPP’s overall rates for California intrastate transportation services are reasonable. The resolution reserves the right to require refunds, from the date of issuance of the resolution, to the extent the CPUC’s analysis of cost data to be submitted by SFPP demonstrates that SFPP’s California jurisdictional rates are unreasonable in any fashion.

On December 26, 2006, Tesoro filed a complaint challenging the reasonableness of SFPP’s intrastate rates for the three-year period from December 2003 through December 2006 and requesting approximately $8 million in reparations. As a result of previous SFPP rate filings and related protests, the rates that are the subject of the Tesoro complaint are being collected subject to refund.

SFPP also has various, pending ratemaking matters before the CPUC that are unrelated to the above-referenced complaints and the Power Surcharge Resolution. Protests to these rate increase applications have been filed by various shippers. As a consequence of the protests, the related rate increases are being collected subject to refund.

All of the above matters have been consolidated and assigned to a single administrative law judge. At the time of this report, it is unknown when a decision from the CPUC regarding the CPUC complaints and the Power Surcharge Resolution will be received. No schedule has been established for hearing and resolution of the consolidated proceedings other than the 1997 CPUC complaint and the Power Surcharge Resolution. Based on our review of these CPUC proceedings, we estimate that shippers are seeking approximately $100 million in reparation and refund payments and approximately $35 million in annual rate reductions.

Carbon Dioxide Litigation

Shores and First State Bank of Denton Lawsuits

Kinder Morgan CO2 Company, L.P. (referred to in this note as Kinder Morgan CO2), Kinder Morgan G.P., Inc., and Cortez Pipeline Company were among the named defendants in Shores, et al. v. Mobil Oil Corp., et al., No. GC-99-01184 (Statutory Probate Court, Denton County, Texas filed December 22, 1999) and First State Bank of Denton, et al. v. Mobil Oil Corp., et al., No. 8552-01 (Statutory Probate Court, Denton County, Texas filed March 29, 2001). These cases were originally filed as class actions on behalf of classes of overriding royalty interest owners (Shores) and royalty interest owners (Bank of Denton) for damages relating to alleged underpayment of royalties on carbon dioxide produced from the McElmo Dome Unit. On February 22, 2005, the trial judge dismissed both cases for lack of jurisdiction. Some of the individual plaintiffs in these cases re-filed their claims in new lawsuits (discussed below).

Gerald O. Bailey et al. v. Shell Oil Co. et al/Southern District of Texas Lawsuit

Kinder Morgan CO2, Kinder Morgan Energy Partners, L.P. and Cortez Pipeline Company are among the defendants in a proceeding in the federal courts for the southern district of Texas. Gerald O. Bailey et al. v. Shell Oil Company et al., (Civil Action Nos. 05-1029 and 05-1829 in the U.S. District Court for the Southern District of Texas—consolidated by Order dated July 18, 2005). The plaintiffs are asserting claims for the underpayment of royalties on carbon dioxide produced from the McElmo Dome Unit. The plaintiffs assert claims for fraud/fraudulent inducement, real estate fraud, negligent misrepresentation, breach of fiduciary and agency duties, breach of contract and covenants, violation of the Colorado Unfair Practices Act, civil theft under Colorado law, conspiracy, unjust enrichment, and open account. Plaintiffs Gerald O. Bailey, Harry Ptasynski, and W.L. Gray & Co. have also asserted claims as private relators under the False Claims Act and for violation of federal and Colorado antitrust laws. The plaintiffs seek actual damages, treble damages, punitive damages, a constructive trust and accounting, and declaratory relief. The defendants filed motions for summary judgment on all claims.

Effective March 5, 2007, all defendants and plaintiffs Bridwell Oil Company, the Alicia Bowdle Trust, and the Estate of Margaret Bridwell Bowdle executed a final settlement agreement which provides for the dismissal of these plaintiffs’ claims with prejudice to being refiled. On June 10, 2007, the Houston federal district court entered an order of partial dismissal by which the claims by and against the settling plaintiffs were dismissed with prejudice. The claims asserted by Bailey, Ptasynski, and Gray are not included within the settlement or the order of partial dismissal. Effective April 8, 2008, the Shell and Kinder Morgan defendants and plaintiff Gray entered into an indemnification agreement that provides for the dismissal of Gray’s claims with prejudice.

On April 22, 2008, the federal district court granted defendants’ motions for summary judgment and ruled that plaintiffs Bailey, Ptasynski, and Gray take nothing on their claims.

CO2 Claims Arbitration

Cortez Pipeline Company and Kinder Morgan CO2, successor to Shell CO2 Company, Ltd., were among the named defendants in CO2 Committee, Inc. v. Shell Oil Co., et al., an arbitration initiated on November 28, 2005. The arbitration arose from a dispute over a class action settlement agreement which became final on July 7, 2003 and disposed of five lawsuits formerly pending in the U.S. District Court, District of Colorado. The plaintiffs in such lawsuits primarily included overriding royalty interest owners, royalty interest owners, and small share working interest owners who alleged underpayment of royalties and other payments on carbon dioxide produced from the McElmo Dome Unit. The settlement imposed certain future obligations on the defendants in the underlying litigation. The plaintiff in the arbitration is an entity that was formed as part of the settlement for the purpose of monitoring compliance with the obligations imposed by the settlement agreement. The plaintiff alleged that, in calculating royalty and other payments, defendants used a transportation expense in excess of what is allowed by the settlement agreement, thereby causing alleged underpayments of approximately $12 million. The plaintiff also alleged that Cortez Pipeline Company should have used certain funds to further reduce its debt, which, in turn, would have allegedly increased the value of royalty and other payments by approximately $0.5 million. Defendants denied that there was any breach of the settlement agreement. On August 7, 2006, the arbitration panel issued its opinion finding that defendants did not breach the settlement agreement. On October 25, 2006, the defendants filed an application to confirm the arbitration decision in New Mexico federal district court. On June 21, 2007, the New Mexico federal district court entered final judgment confirming the August 7, 2006 arbitration decision.

On October 2, 2007, the plaintiff initiated a second arbitration (CO2 Committee, Inc. v. Shell CO2 Company, Ltd., aka Kinder Morgan CO2 Company, L.P., et al.) against Cortez Pipeline Company, Kinder Morgan CO2 and an ExxonMobil entity. The second arbitration asserts claims similar to those asserted in the first arbitration. On October 11, 2007, the defendants filed a Complaint for Declaratory Judgment and Injunctive Relief in federal district court in New Mexico. The Complaint seeks dismissal of the second arbitration on the basis of res judicata. In November 2007, the plaintiff in the arbitration moved to dismiss the defendants’ Complaint on the grounds that the issues presented should be decided by a panel in a second arbitration. In December 2007, the defendants in the arbitration filed a motion seeking summary judgment on their Complaint and dismissal of the second arbitration. No hearing date has been set.

MMS Notice of Noncompliance and Civil Penalty

On December 20, 2006, Kinder Morgan CO2 received a “Notice of Noncompliance and Civil Penalty: Knowing or Willful Submission of False, Inaccurate, or Misleading Information—Kinder Morgan CO2 Company, L.P., Case No. CP07-001” from the U.S. Department of the Interior, Minerals Management Service, referred to in this note as the MMS. This Notice, and the MMS’s position that Kinder Morgan CO2 has violated certain reporting obligations, relates to a disagreement between the MMS and Kinder Morgan CO2 concerning the approved transportation allowance to be used in valuing McElmo Dome carbon dioxide for purposes of calculating federal royalties. The Notice of Noncompliance and Civil Penalty assesses a civil penalty of approximately $2.2 million as of December 15, 2006 (based on a penalty of $500.00 per day for each of 17 alleged violations) for Kinder Morgan CO2’s alleged submission of false, inaccurate, or misleading information relating to the transportation allowance, and federal royalties for CO2 produced at McElmo Dome, during the period from June 2005 through October 2006. The MMS contends that false, inaccurate, or misleading information was submitted in the 17 monthly Form 2014s containing remittance advice reflecting the royalty payments for the referenced period because they reflected Kinder Morgan CO2’s use of the Cortez Pipeline tariff as the transportation allowance. The MMS claims that the Cortez Pipeline tariff is not the proper transportation allowance and that Kinder Morgan CO2 should have used its “reasonable actual costs” calculated in accordance with certain federal product valuation regulations as amended effective June 1, 2005. The MMS stated that civil penalties will continue to accrue at the same rate until the alleged violations are corrected.

The MMS set a due date of January 20, 2007 for Kinder Morgan CO2’s payment of the approximately $2.2 million in civil penalties, with interest to accrue daily on that amount in the event payment is not made by such date. Kinder Morgan CO2 has not paid the penalty. On January 2, 2007, Kinder Morgan CO2 submitted a response to the Notice of Noncompliance and Civil Penalty challenging the assessment in the Office of Hearings and Appeals of the Department of the Interior. On February 1, 2007, Kinder Morgan CO2 filed a petition to stay the accrual of penalties until the dispute is resolved. On February 22, 2007, an administrative law judge of the U.S. Department of the Interior issued an order denying Kinder Morgan CO2’s petition to stay the accrual of penalties. A hearing on the Notice of Noncompliance and Civil Penalty was originally set for December 10, 2007. In November 2007, the MMS and Kinder Morgan CO2 filed a joint motion to vacate the hearing date and stay the accrual of additional penalties to allow the parties to discuss settlement. In November 2007, the administrative law judge granted the joint motion, stayed accrual of additional penalties for the period from November 6, 2007 to February 18, 2008, and reset the hearing date to March 24, 2008. The parties conducted settlement conferences on February 4, 2008 and February 12, 2008. On February 14, 2008, the parties filed a joint motion seeking to vacate the March 24, 2008 hearing and to stay the accrual of additional penalties to allow the parties to continue their settlement discussions. On March 4, 2008, the administrative law judge granted the joint motion.

Kinder Morgan CO2 disputes the Notice of Noncompliance and Civil Penalty and believes that it has meritorious defenses. Kinder Morgan CO2 contends that use of the Cortez Pipeline tariff as the transportation allowance for purposes of calculating federal royalties was approved by the MMS in 1984. This approval was later affirmed as open-ended by the Interior Board of Land Appeals in the 1990s. Accordingly, Kinder Morgan CO2 has stated to the MMS that its use of the Cortez tariff as the approved federal transportation allowance is authorized and proper. Kinder Morgan CO2 also disputes the allegation that it has knowingly or willfully submitted false, inaccurate, or misleading information to the MMS. Kinder Morgan CO2’s use of the Cortez Pipeline tariff as the approved federal transportation allowance has been the subject of extensive discussion between the parties. The MMS was, and is, fully apprised of that fact and of the royalty valuation and payment process followed by Kinder Morgan CO2 generally.

MMS Order to Report and Pay

On March 20, 2007, Kinder Morgan CO2 received an “Order to Report and Pay” from the MMS. The MMS contends that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties in the amount of approximately $4.6 million for the period from January 1, 2005 through December 31, 2006 as a result of its use of the Cortez Pipeline tariff as the transportation allowance in calculating federal royalties. As noted in the discussion of the Notice of Noncompliance and Civil Penalty proceeding, the MMS claims that the Cortez Pipeline tariff is not the proper transportation allowance and that Kinder Morgan CO2 must use its “reasonable actual costs” calculated in accordance with certain federal product valuation regulations. The MMS set a due date of April 13, 2007 for Kinder Morgan CO2’s payment of the $4.6 million in claimed additional royalties, with possible late payment charges and civil penalties for failure to pay the assessed amount. Kinder Morgan CO2 has not paid the $4.6 million, and on April 19, 2007, it submitted a notice of appeal and statement of reasons in response to the Order to Report and Pay, challenging the Order and appealing it to the Director of the MMS in accordance with 30 CFR §290.100, et seq. Also on April 19, 2007, Kinder Morgan CO2 submitted a petition to suspend compliance with the Order to Report and Pay pending the appeal. The MMS granted Kinder Morgan CO2’s petition to suspend, and approved self-bonding on June 12, 2007. Kinder Morgan CO2 filed a supplemental statement of reasons in support of its appeal of the Order to Report and Pay on June 15, 2007.

In addition to the March 2007 Order to Report and Pay, in April 2007, Kinder Morgan CO2 received an “Audit Issue Letter” sent by the Colorado Department of Revenue on behalf of the U.S. Department of the Interior. In the letter, the Department of Revenue states that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties (due to the use of the Cortez Pipeline tariff as the transportation allowance for purposes of federal royalties) in the amount of $8.5 million for the period from April 2000 through December 2004. Kinder Morgan CO2 responded to the letter in May 2007, outlining its position why use of the Cortez tariff-based transportation allowance is proper. On August 8, 2007, Kinder Morgan CO2 received an “Order to Report and Pay Additional Royalties” from the MMS. As alleged in the Colorado Audit Issue Letter, the MMS contends that Kinder Morgan CO2 has over-reported transportation allowances and underpaid royalties in the amount of approximately $8.5 million for the period from April 2000 through December 2004. The MMS’s claims underlying the August 2007 Order to Report and Pay are similar to those at issue in the March 2007 Order to Report and Pay. On September 7, 2007, Kinder Morgan CO2 submitted a notice of appeal and statement of reasons in response to the August 2007 Order to Report and Pay, challenging the Order and appealing it to the Director of the MMS in accordance with 30 CFR §290.100, et seq. Also on September 7, 2007, Kinder Morgan CO2 submitted a petition to suspend compliance with the Order to Report and Pay pending the appeal. The MMS granted Kinder Morgan CO2’s petition to suspend, and approved self-bonding on September 11, 2007.

The MMS and Kinder Morgan CO2 have agreed to stay the March 2007 and August 2007 Order to Report and Pay proceedings to allow the parties to discuss settlement. The parties conducted settlement conferences on February 4, 2008 and February 12, 2008 and continue to engage in settlement discussions.

Kinder Morgan CO2 disputes both the March and August 2007 Orders to Report and Pay and the Colorado Department of Revenue Audit Issue Letter, and as noted above, it contends that use of the Cortez Pipeline tariff as the transportation allowance for purposes of calculating federal royalties was approved by the MMS in 1984 and was affirmed as open-ended by the Interior Board of Land Appeals in the 1990s. The appeals to the MMS Director of the Orders to Report and Pay do not provide for an oral hearing. No further submission or briefing deadlines have been set.

J. Casper Heimann, Pecos Slope Royalty Trust and Rio Petro LTD, individually and on behalf of all other private royalty and overriding royalty owners in the Bravo Dome Carbon Dioxide Unit, New Mexico similarly situated v. Kinder Morgan CO2 Company, L.P., No. 04-26-CL (8th Judicial District Court, Union County New Mexico)

This case involves a purported class action against Kinder Morgan CO2 alleging that it has failed to pay the full royalty and overriding royalty (“royalty interests”) on the true and proper settlement value of compressed carbon dioxide produced from the Bravo Dome Unit during the period beginning January 1, 2000. The complaint purports to assert claims for violation of the New Mexico Unfair Practices Act, constructive fraud, breach of contract and of the covenant of good faith and fair dealing, breach of the implied covenant to market, and claims for an accounting, unjust enrichment, and injunctive relief. The purported class is comprised of current and former owners, during the period January 2000 to the present, who have private property royalty interests burdening the oil and gas leases held by the defendant, excluding the Commissioner of Public Lands, the United States of America, and those private royalty interests that are not unitized as part of the Bravo Dome Unit. The plaintiffs allege that they were members of a class previously certified as a class action by the United States District Court for the District of New Mexico in the matter Doris Feerer, et al. v. Amoco Production Company, et al., USDC N.M. Civ. No. 95-0012 (the “Feerer Class Action”). Plaintiffs allege that Kinder Morgan CO2’s method of paying royalty interests is contrary to the settlement of the Feerer Class Action. Kinder Morgan CO2 filed a motion to compel arbitration of this matter pursuant to the arbitration provisions contained in the Feerer Class Action settlement agreement, which motion was denied. Kinder Morgan CO2 appealed this decision to the New Mexico Court of Appeals, which affirmed the decision of the trial court. The New Mexico Supreme Court granted further review in October 2006, and after hearing oral argument, the New Mexico Supreme Court quashed its prior order granting review. In August 2007, Kinder Morgan CO2 filed a petition for writ of certiorari with the United States Supreme Court seeking further review. The Petition was denied in December 2007. The case is now proceeding in the trial court as a certified class action and the case is set for trial in September 2008.

In addition to the matters listed above, audits and administrative inquiries concerning Kinder Morgan CO2’s payments on carbon dioxide produced from the McElmo Dome and Bravo Dome Units are currently ongoing. These audits and inquiries involve federal agencies and the States of Colorado and New Mexico.

Commercial Litigation Matters

Union Pacific Railroad Company Easements

SFPP, L.P. and Union Pacific Railroad Company (the successor to Southern Pacific Transportation Company and referred to in this Note as UPRR) are engaged in a proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by UPRR should be adjusted pursuant to existing contractual arrangements for the ten year period beginning January 1, 2004 (Union Pacific Railroad Company vs. Santa Fe Pacific Pipelines, Inc., SFPP, L.P., Kinder Morgan Operating L.P. “D”, Kinder Morgan G.P., Inc., et al., Superior Court of the State of California for the County of Los Angeles, filed July 28, 2004). In February 2007, a trial began to determine the amount payable for easements on UPRR rights-of-way. The trial is ongoing and is expected to conclude in the second quarter of 2008.

SFPP and UPRR are also engaged in multiple disputes over the circumstances under which SFPP must pay for a relocation of its pipeline within the UPRR right of way and the safety standards that govern relocations. SFPP believes that it must pay for relocation of the pipeline only when so required by the railroad’s common carrier operations, and in doing so, it need only comply with standards set forth in the federal Pipeline Safety Act in conducting relocations. In July 2006, a trial before a judge regarding the circumstances under which we must pay for relocations concluded, and the judge determined that we must pay for any relocations resulting from any legitimate business purpose of the UPRR. We have appealed this decision. In addition, UPRR contends that it has complete discretion to cause the pipeline to be relocated at SFPP’s expense at any time and for any reason, and that SFPP must comply with the more expensive American Railway Engineering and Maintenance-of-Way standards. Each party is seeking declaratory relief with respect to its positions regarding relocations.

It is difficult to quantify the effects of the outcome of these cases on SFPP because SFPP does not know UPRR’s plans for projects or other activities that would cause pipeline relocations. Even if SFPP is successful in advancing its positions, significant relocations for which SFPP must nonetheless bear the expense (i.e. for railroad purposes, with the standards in the federal Pipeline Safety Act applying) would have an adverse effect on our financial position and results of operations. These effects would be even greater in the event SFPP is unsuccessful in one or more of these litigations.

United States of America, ex rel., Jack J. Grynberg v. K N Energy (Civil Action No. 97-D-1233, filed in the U.S. District Court, District of Colorado).

This multi-district litigation proceeding involves four lawsuits filed in 1997 against numerous Kinder Morgan companies. These suits were filed pursuant to the federal False Claims Act and allege underpayment of royalties due to mismeasurement of natural gas produced from federal and Indian lands. The complaints are part of a larger series of similar complaints filed by Mr. Grynberg against 77 natural gas pipelines (approximately 330 other defendants) in various courts throughout the country which were consolidated and transferred to the District of Wyoming.

In May 2005, a Special Master appointed in this litigation found that because there was a prior public disclosure of the allegations and that Grynberg was not an original source, the Court lacked subject matter jurisdiction. As a result, the Special Master recommended that the Court dismiss all the Kinder Morgan defendants. In October 2006, the United States District Court for the District of Wyoming upheld the dismissal of each case against the Kinder Morgan defendants on jurisdictional grounds. Grynberg has appealed this Order to the Tenth Circuit Court of Appeals. A procedural schedule has been issued and briefing before the Court of Appeals will be completed in the spring of 2008. The oral argument is expected to take place in September 2008.

Prior to the dismissal order on jurisdictional grounds, the Kinder Morgan defendants filed Motions to Dismiss and for Sanctions alleging that Grynberg filed his Complaint without evidentiary support and for an improper purpose. On January 8, 2007, after the dismissal order, the Kinder Morgan defendants also filed a Motion for Attorney Fees under the False Claim Act. On April 24, 2007 the Court held a hearing on the Motions to Dismiss and for Sanctions and the Requests for Attorney Fees. A decision is still pending on the Motions to Dismiss and for Sanctions and the Requests for Attorney Fees.

Weldon Johnson and Guy Sparks, individually and as Representative of Others Similarly Situated v. Centerpoint Energy, Inc. et. al., No. 04-327-2 (Circuit Court, Miller County Arkansas).

On October 8, 2004, plaintiffs filed the above-captioned matter against numerous defendants including Kinder Morgan Texas Pipeline L.P.; Kinder Morgan Energy Partners, L.P.; Kinder Morgan G.P., Inc.; KM Texas Pipeline, L.P.; Kinder Morgan Texas Pipeline G.P., Inc.; Kinder Morgan Tejas Pipeline G.P., Inc.; Kinder Morgan Tejas Pipeline, L.P.; Gulf Energy Marketing, LLC; Tejas Gas, LLC; and MidCon Corp. (the “Kinder Morgan defendants”). The complaint purports to bring a class action on behalf of those who purchased natural gas from the CenterPoint defendants from October 1, 1994 to the date of class certification.

The complaint alleges that CenterPoint Energy, Inc., by and through its affiliates, has artificially inflated the price charged to residential consumers for natural gas that it allegedly purchased from the non-CenterPoint defendants, including the Kinder Morgan defendants. The complaint further alleges that in exchange for CenterPoint’s purchase of such natural gas at above market prices, the non-CenterPoint defendants, including the Kinder Morgan defendants, sell natural gas to CenterPoint’s non-regulated affiliates at prices substantially below market, which in turn sells such natural gas to commercial and industrial consumers and gas marketers at market price. The complaint purports to assert claims for fraud, unlawful enrichment and civil conspiracy against all of the defendants, and seeks relief in the form of actual, exemplary and punitive damages, interest, and attorneys’ fees. On June 8, 2007, the Arkansas Supreme Court held that the Arkansas Public Service Commission has exclusive jurisdiction over any Arkansas plaintiffs’ claims that consumers were overcharged for gas in Arkansas and mandated that any such claims be dismissed from this lawsuit. On February 14, 2008, the Arkansas Supreme Court clarified its previously issued order and mandated that the trial court dismiss the lawsuit in its entirety. Based on the information available to date and our preliminary investigation, the Kinder Morgan defendants believe that the claims against them are without merit and intend to defend against them vigorously.

Federal Investigation at Cora and Grand Rivers Coal Facilities

On June 22, 2005, we announced that the Federal Bureau of Investigation was conducting an investigation related to our coal terminal facilities located in Rockwood, Illinois and Grand Rivers, Kentucky. The investigation involved certain coal sales from our Cora, Illinois and Grand Rivers, Kentucky coal terminals that occurred from 1997 through 2001. During this time period, we sold excess coal from these two terminals for our own account, generating less than $15 million in total net sales. Excess coal is the weight gain that results from moisture absorption into existing coal during transit or storage and from scale inaccuracies, which are typical in the industry. During the years 1997 through 1999, we collected, and, from 1997 through 2001, we subsequently sold, excess coal for our own account, as we believed we were entitled to do under then-existing customer contracts. We conducted an internal investigation of the allegations and discovered no evidence of wrongdoing or improper activities at these two terminals.

In the fourth quarter of 2007, we reached a civil settlement with the U.S. Attorney’s office for the Southern District of Illinois pursuant to which we paid approximately $25 million, in aggregate, to the Tennessee Valley Authority and other customers of the Cora and Grand Rivers terminals from 1997 through 1999. We made no admission or acknowledgment of improper conduct as part of the settlement, and while we continue to believe that our actions at our terminals were appropriate, we determined that a civil resolution of the matter would be in our best interest. The settlement has been finalized, and we recorded a $25 million increase in expense in the third quarter of 2007 associated with the settlement of this liability.

Queen City Railcar Litigation

On August 28, 2005, a railcar containing the chemical styrene began leaking styrene gas in Cincinnati, Ohio while en route to our Queen City Terminal. The railcar was sent by the Westlake Chemical Corporation from Louisiana, transported by Indiana & Ohio Railway, and consigned to Westlake at its dedicated storage tank at Queen City Terminals, Inc., a subsidiary of Kinder Morgan Bulk Terminals, Inc. The railcar leak resulted in the evacuation of many residents and the alleged temporary closure of several businesses in the Cincinnati area. A class action complaint and separate suits by the City of Cincinnati and the Estate of George W. Dameron (who opted out of the class settlement) have been settled without admission of fault or liability.

As part of the settlement of the class action claims, the non-Kinder Morgan defendants have agreed to settle remaining claims asserted by businesses and will obtain a release of such claims favoring all defendants, including Kinder Morgan and its affiliates, subject to the retention by all defendants of their claims against each other for contribution and indemnity. Kinder Morgan expects that a claim will be asserted by other defendants against Kinder Morgan seeking contribution or indemnity for any settlements funded exclusively by other defendants, and Kinder Morgan expects to vigorously defend against any such claims.

Leukemia Cluster Litigation

Richard Jernee, et al v. Kinder Morgan Energy Partners, et al, No. CV03-03482 (Second Judicial District Court, State of Nevada, County of Washoe) (“Jernee”).

Floyd Sands, et al v. Kinder Morgan Energy Partners, et al, No. CV03-05326 (Second Judicial District Court, State of Nevada, County of Washoe) (“Sands”).

On May 30, 2003, plaintiffs, individually and on behalf of Adam Jernee, filed a civil action in the Nevada State trial court against us and several Kinder Morgan related entities and individuals and additional unrelated defendants. Plaintiffs in the Jernee matter claim that defendants negligently and intentionally failed to inspect, repair and replace unidentified segments of their pipeline and facilities, allowing “harmful substances and emissions and gases” to damage “the environment and health of human beings.” Plaintiffs claim that “Adam Jernee’s death was caused by leukemia that, in turn, is believed to be due to exposure to industrial chemicals and toxins.” Plaintiffs purport to assert claims for wrongful death, premises liability, negligence, negligence per se, intentional infliction of emotional distress, negligent infliction of emotional distress, assault and battery, nuisance, fraud, strict liability (ultra hazardous acts), and aiding and abetting, and seek unspecified special, general and punitive damages. On August 28, 2003, a separate group of plaintiffs, represented by the counsel for the plaintiffs in the Jernee matter, individually and on behalf of Stephanie Suzanne Sands, filed a civil action in the Nevada State trial court against the same defendants and alleging the same claims as in the Jernee case with respect to Stephanie Suzanne Sands. The Jernee case has been consolidated for pretrial purposes with the Sands case. In May 2006, the court granted defendants’ motions to dismiss as to the counts purporting to assert claims for fraud, but denied defendants’ motions to dismiss as to the remaining counts, as well as defendants’ motions to strike portions of the complaint. Defendant Kennametal, Inc. has filed a third-party complaint naming the United States and the United States Navy (the “United States”) as additional defendants. In response, the United States removed the case to the United States District Court for the District of Nevada and filed a motion to dismiss the third-party complaint. Plaintiff has also filed a motion to dismiss the United States and/or to remand the case back to state court. By order dated September 25, 2007, the United States District Court granted the motion to dismiss the United States from the case and remanded the Jernee and Sands cases back to the Second Judicial District Court, State of Nevada, County of Washoe. The cases will now proceed in the State Court. Based on the information available to date, our own preliminary investigation, and the positive results of investigations conducted by State and Federal agencies, we believe that the remaining claims against us in these matters are without merit and intend to defend against them vigorously.

Pipeline Integrity and Releases

From time to time, our pipelines experience leaks and ruptures. These leaks and ruptures may cause explosions, fire, damage to the environment, damage to property and/or personal injury or death. In connection with these incidents, we may be sued for damages caused by an alleged failure to properly mark the locations of our pipelines and/or to properly maintain our pipelines. Depending upon the facts and circumstances of a particular incident, state and federal regulatory authorities may seek civil and/or criminal fines and penalties.

We believe that we conduct our operations in accordance with applicable law. We seek to cooperate with state and federal regulatory authorities in connection with the clean-up of the environment caused by such leaks and ruptures and with any investigations as to the facts and circumstances surrounding the incidents.

Walnut Creek, California Pipeline Rupture

On November 9, 2004, excavation equipment operated by Mountain Cascade, Inc., a third-party contractor on a water main installation project hired by East Bay Municipal Utility District, struck and ruptured an underground petroleum pipeline owned and operated by SFPP, L.P. in Walnut Creek, California. An explosion occurred immediately following the rupture that resulted in five fatalities and several injuries to employees or contractors of Mountain Cascade. The explosion and fire also caused property damage.

On May 5, 2005, the California Division of Occupational Safety and Health (“CalOSHA”) issued two civil citations against us relating to this incident assessing civil fines of approximately $0.1 million based upon our alleged failure to mark the location of the pipeline properly prior to the excavation of the site by the contractor. On March 24, 2008, we agreed to a settlement with CalOSHA by which the two citations would be reduced to two “unclassified” violations of the CalOSHA regulations and we would pay a fine of $140,000. The settlement is currently awaiting approval by the CalOSHA Appeals Board.

On June 27, 2005, the Office of the California State Fire Marshal, Pipeline Safety Division, referred to in this report as the CSFM, issued a notice of violation against us which also alleged that we did not properly mark the location of the pipeline in violation of state and federal regulations. The CSFM assessed a proposed civil penalty of $0.5 million. We have reached an agreement in principle with CSFM to settle the proposed civil penalty for $325,000 with no admission of liability.

As a result of the accident, nineteen separate lawsuits were filed. The majority of the cases were personal injury and wrongful death actions that alleged, among other things, that SFPP/Kinder Morgan failed to properly field mark the area where the accident occurred.

Following court ordered mediation, the Kinder Morgan defendants have settled with plaintiffs in all of the wrongful death cases and the personal injury and property damages cases. The only remaining civil case is a claim for equitable indemnity by an engineering company defendant against Kinder Morgan G.P. Services Co., Inc. We anticipate filing a motion to dismiss this remaining case.

EPA Notice of Proposed Debarment

On August 21, 2007, SFPP received a Notice of Proposed Debarment issued by the United States Environmental Protection Agency, referred to in this report as the EPA. Pursuant to the Notice, the Suspension and Debarment Division of the EPA is proposing to debar SFPP from participation in future Federal contracts and assistance activities for a period of three years. The purported basis for the proposed debarment is SFPP’s April 2005 agreement with the California Attorney General and the District Attorney of Solano County, California to settle misdemeanor charges of the unintentional, non-negligent discharge of diesel fuel, and the failure to provide timely notice of a threatened discharge to appropriate state agencies, in connection with the April 28, 2004 spill of diesel fuel into a marsh near Cordelia, California. SFPP believes that the proposed debarment is factually and legally unwarranted and intends to contest it. In addition, SFPP is currently engaged in discussions with the EPA to attempt to resolve this matter. Based upon our discussions to date, we believe that this matter will be withdrawn by the EPA and will not result in the debarment or suspension of SFPP.

Baker, California

In November 2004, our CALNEV Pipeline experienced a failure from external damage near Baker, California, resulting in a release of gasoline that affected approximately two acres of land in the high desert administered by the U.S. Bureau of Land Management. Remediation has been conducted and continues for product in the soils. All agency requirements have been met and the site will be closed upon completion of the soil remediation. The California Department of Fish & Game has alleged a small natural resource damage claim that is currently under review. CALNEV expects to work cooperatively with the Department of Fish & Game to resolve this claim.

Henrico County, Virginia

On April 17, 2006, Plantation Pipe Line Company, which transports refined petroleum products across the southeastern United States and which is 51.17% owned and operated by us, experienced a pipeline release of turbine fuel from its 12-inch pipeline. The release occurred in a residential area and impacted adjacent homes, yards and common areas, as well as a nearby stream. The released product did not ignite and there were no deaths or injuries. Plantation estimates the amount of product released to be approximately 553 barrels. Immediately following the release, the pipeline was shut down and emergency remediation activities were initiated. Remediation and monitoring activities are ongoing under the supervision of the EPA, and the Virginia Department of Environmental Quality, referred to in this report as VDEQ. Plantation continues to pursue settlement negotiations with the affected landowners.

Dublin, California

In June 2006, our SFPP pipeline experienced a leak near Dublin, California, resulting in a release of product that affected a limited area along a recreation path. We have completed remediation activities and have petitioned the California Regional Water Quality Control Board for closure. The cause of the release was outside force damage.

Soda Springs, California

In August 2006, our SFPP pipeline experienced a failure near Soda Springs, California, resulting in a release of product that affected a limited area along Interstate Highway 80. Product impacts were primarily limited to soil in an area between the pipeline and Interstate Highway 80. Remediation and monitoring activities are ongoing under the supervision of the California Department of Fish & Game and Nevada County. The cause of the release was determined to be pinhole corrosion in an unpiggable 2-inch diameter bypass to the mainline valve. The bypass was installed to allow pipeline maintenance activity. The bypass piping was replaced at this location and all other similar designs on the pipeline segment were excavated, evaluated and replaced as necessary to avoid future risk of release. On January 30, 2008, we entered into a settlement agreement with Nevada County and the state of California to resolve any outstanding civil penalties claims related to this release for $75,000.

Rockies Express Pipeline LLC Wyoming Construction Incident

On November 11, 2006, a bulldozer operated by an employee of Associated Pipeline Contractors, Inc, (a third-party contractor to Rockies Express Pipeline LLC, referred to in this Note as REX), struck an existing subsurface natural gas pipeline owned by Wyoming Interstate Company, a subsidiary of El Paso Pipeline Group. The pipeline was ruptured, resulting in an explosion and fire. The incident occurred in a rural area approximately nine miles southwest of Cheyenne, Wyoming. The incident resulted in one fatality (the operator of the bulldozer) and there were no other reported injuries. The cause of the incident is under investigation by the PHMSA. In March 2008, PHMSA issued a Notice of Probable Violation, Proposed Civil Penalty and Proposed Compliance Order (“NOPV”) to El Paso Corporation in which it concluded that El Paso failed to comply with Federal law and its internal policies and procedures regarding protection of its pipeline, resulting in this incident. To date, PHMSA has not issued any NOPV’s to REX, and we do not expect that it will do so. Immediately following the incident, REX and El Paso Pipeline Group reached an agreement on a set of additional enhanced safety protocols designed to prevent the reoccurrence of such an incident.

In September 2007, the family of the deceased bulldozer operator filed a wrongful death action against us, Rockies Express Pipeline LLC and several other parties in the District Court of Harris County, Texas, 189 Judicial District, at case number 2007-57916. The plaintiffs seek unspecified compensatory and exemplary damages plus interest, attorney’s fees and costs of suit. We have asserted contractual claims for complete indemnification for any and all costs arising from this incident, including any costs related to this lawsuit, against third parties and their insurers. On March 25, 2008, we entered into a settlement agreement with one of the plaintiffs, the decedent’s daughter, resolving any and all of her claims against us, REX and its contractors. We were indemnified for the full amount of this settlement by one of REX’s contractors. The parties are currently engaged in discovery on the remaining claims. We do not expect the cost of any settlement or eventual judgment, if any, to be material.

Charlotte, North Carolina

On November 27, 2006, the Plantation Pipeline experienced a release of approximately 4,000 gallons of gasoline from a Plantation Pipe Line Company block valve on a delivery line into a terminal owned by a third party company. Upon discovery of the release, Plantation immediately locked out the delivery of gasoline through that pipe to prevent further releases. Product had flowed onto the surface and into a nearby stream, which is a tributary of Paw Creek, and resulted in loss of fish and other biota. Product recovery and remediation efforts were implemented immediately, including removal of product from the stream. The line was repaired and put back into service within a few days. Remediation efforts are continuing under the direction of the North Carolina Department of Environment and Natural Resources (the “NCDENR”), which issued a Notice of Violation and Recommendation of Enforcement against Plantation on January 8, 2007. Plantation continues to cooperate fully with the NCDENR.

Although Plantation does not believe that penalties are warranted, it is engaging in settlement discussions with the EPA regarding a potential civil penalty for the November 2006 release as part of broader settlement negotiations with the EPA regarding this spill and two other historic releases from Plantation, including a February 2003 release near Hull, Georgia. Plantation has reached an agreement in principle with the Department of Justice and the EPA for all four releases for approximately $0.7 million, plus some additional work to be performed to prevent future releases. The parties are negotiating a consent decree. Although it is not possible to predict the ultimate outcome, we believe, based on our experiences to date, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows.

In addition, in April 2007, during pipeline maintenance activities near Charlotte, North Carolina, Plantation discovered the presence of historical soil contamination near the pipeline, and reported the presence of impacted soils to the NCDENR. Subsequently, Plantation contacted the owner of the property to request access to the property to investigate the potential contamination. The results of that investigation indicate that there is soil and groundwater contamination which appears to be from an historical turbine fuel release. The groundwater contamination is underneath at least two lots on which there is current construction of single family homes as part of a new residential development. Further investigation and remediation are being conducted under the oversight of the NCDENR. Plantation has reached a settlement in principle with the builder of the residential subdivision in the amount of $0.2 million and the parties are working to negotiate a final settlement agreement. Plantation continues to negotiate with the owner of the property to address any potential claims that it may bring.

Barstow, California

The United States Department of Navy has alleged that historic releases of methyl tertiary-butyl ether, referred to in this report as MTBE, from Calnev Pipe Line Company’s Barstow terminal has (i) migrated underneath the Navy’s Marine Corps Logistics Base in Barstow; (ii) impacted the Navy’s existing groundwater treatment system for unrelated groundwater contamination not alleged to have been caused by Calnev, and (iii) could affect the MCLB’s water supply system. Although Calnev believes that it has certain meritorious defenses to the Navy’s claims, we are working with the Navy to agree upon an Administrative Settlement Agreement and Order on Consent for CERCLA Removal Action to reimburse the Navy for $0.5 million in past response actions, plus perform other work to ensure protection of the Navy’s existing treatment system and water supply.

Oil Spill Near Westridge Terminal, Burnaby, British Columbia

On July 24, 2007, a third-party contractor installing a sewer line for the City of Burnaby struck a crude oil pipeline segment included within our Trans Mountain pipeline system near its Westridge terminal in Burnaby, BC, resulting in a release of approximately 1,400 barrels of crude oil. The release impacted the surrounding neighborhood, several homes and nearby Burrard Inlet. No injuries were reported. To address the release, we initiated a comprehensive emergency response in collaboration with, among others, the City of Burnaby, the BC Ministry of Environment, the National Energy Board, and the National Transportation Safety Board. Cleanup and environmental remediation is near completion. The incident is currently under investigation by Federal and Provincial agencies. We do not expect this matter to have a material adverse impact on our results of operations or cash flows.

On December 20, 2007 we initiated a lawsuit entitled Trans Mountain Pipeline LP, Trans Mountain Pipeline Inc. and Kinder Morgan Canada Inc. v. The City of Burnaby, et al., Supreme Court of British Columbia, Vancouver Registry No. S078716. The suit alleges that the City of Burnaby and its agents are liable in damages including, but not limited to, all costs and expenses incurred by us as a result of the rupture of the pipeline and subsequent release of crude oil. Defendants have denied liability and discovery has begun.

Although no assurance can be given, we believe that we have meritorious defenses to all pending pipeline integrity actions set forth in this note and, to the extent an assessment of the matter is possible, if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, we believe that we have established an adequate reserve to cover potential liability.

Additionally, although it is not possible to predict the ultimate outcomes, we also believe, based on our experiences to date, that the ultimate resolution of these matters will not have a material adverse impact on our business, financial position, results of operations or cash flows. As of December 31, 2007, we have recorded a total reserve for legal fees, transportation rate cases and other litigation liabilities in the amount of $247.9 million. The reserve is primarily related to various claims from lawsuits arising from our Pacific operations’ pipeline transportation rates, and the contingent amount is based on both the circumstances of probability and reasonability of dollar estimates. We regularly assess the likelihood of adverse outcomes resulting from these claims in order to determine the adequacy of our liability provision.

Environmental Matters

Exxon Mobil Corporation v. GATX Corporation, Kinder Morgan Liquids Terminals, Inc. and ST Services, Inc.

On April 23, 2003, Exxon Mobil Corporation filed a complaint in the Superior Court of New Jersey, Gloucester County. We filed our answer to the complaint on June 27, 2003, in which we denied ExxonMobil’s claims and allegations as well as included counterclaims against ExxonMobil. The lawsuit relates to environmental remediation obligations at a Paulsboro, New Jersey liquids terminal owned by ExxonMobil from the mid-1950s through November 1989, by GATX Terminals Corp. from 1989 through September 2000, later owned by ST Services, Inc. Prior to selling the terminal to GATX Terminals, ExxonMobil performed the environmental site assessment of the terminal required prior to sale pursuant to state law. During the site assessment, ExxonMobil discovered items that required remediation and the New Jersey Department of Environmental Protection issued an order that required ExxonMobil to perform various remediation activities to remove hydrocarbon contamination at the terminal. ExxonMobil, we understand, is still remediating the site and has not been removed as a responsible party from the state’s cleanup order; however, ExxonMobil claims that the remediation continues because of GATX Terminals’ storage of a fuel additive, MTBE, at the terminal during GATX Terminals’ ownership of the terminal. When GATX Terminals sold the terminal to ST Services, the parties indemnified one another for certain environmental matters. When GATX Terminals was sold to us, GATX Terminals’ indemnification obligations, if any, to ST Services may have passed to us. Consequently, at issue is any indemnification obligation we may owe to ST Services for environmental remediation of MTBE at the terminal. The complaint seeks any and all damages related to remediating MTBE at the terminal, and, according to the New Jersey Spill Compensation and Control Act, treble damages may be available for actual dollars incorrectly spent by the successful party in the lawsuit for remediating MTBE at the terminal. The parties are currently involved in mandatory mediation with respect to the claims set out in the lawsuit. The next mediation is set for mid-June 2008.

On June 25, 2007, the New Jersey Department of Environmental Protection, the Commissioner of the New Jersey Department of Environmental Protection and the Administrator of the New Jersey Spill Compensation Fund, referred to collectively as the plaintiffs, filed a complaint against Exxon Mobil Corporation and GATX Terminals Corporation. The complaint was filed in Gloucester County, New Jersey. Both Exxon Mobil and Kinder Morgan filed third party complaints against ST Services seeking to bring ST into the case. ST Services filed motions to dismiss the third party complaint. Recently, the court denied ST’s motions to dismiss and ST is now joined in the case. Defendants will now file their answers in the case. The plaintiffs seek the costs and damages that the plaintiffs allegedly have incurred or will incur as a result of the discharge of pollutants and hazardous substances at the Paulsboro, New Jersey facility. The costs and damages that the plaintiffs seek include damages to natural resources. In addition, the plaintiffs seek an order compelling the defendants to perform or fund the assessment and restoration of those natural resource damages that are the result of the defendants’ actions. As in the case brought by Exxon Mobil against GATX Terminals Corporation, the issue is whether the plaintiffs’ claims are within the scope of the indemnity obligations GATX Terminals and therefore, Kinder Morgan Liquids Terminals, owes to ST Services. ST Services is the current owner and operator at the facility. The court may consolidate the two cases.

Mission Valley Terminal Lawsuit

In August 2007, the City of San Diego, on its own behalf and purporting to act on behalf of the People of the state of California, filed a lawsuit against us and several affiliates seeking injunctive relief and unspecified damages allegedly resulting from hydrocarbon and MTBE impacted soils and groundwater beneath the city’s stadium property in San Diego arising from historic operations at the Mission Valley terminal facility. The case was filed in the Superior Court of California, San Diego County, case number 37-2007-00073033-CU-OR-CTL. On September 26, 2007, we removed the case to the United States District Court, Southern District of California, case number 07CV1883WCAB. On October 3, 2007, we filed a Motion to Dismiss all counts of the Complaint. The court denied in part and granted in part the Motion to Dismiss and gave the city leave to amend their complaint. Recently, the city submitted its amended complaint and SFPP is considering filing another Motion to Dismiss. To the extent any claims survive the Motion to Dismiss, we intend to vigorously defend against the claims asserted in the complaint. This site has been, and currently is, under the regulatory oversight and order of the California Regional Water Quality Control Board. We do not expect the cost of any settlement and remediation to be material.

Portland Harbor DOJ/EPA Investigation

In April 2008, we reached an agreement in principle with the United States Attorney’s office for the District of Oregon and the United States Department of Justice regarding a former employee’s involvement in the improper disposal of potash (potassium chloride) into the Pacific Ocean in August 2003 at our Portland, Oregon bulk terminal facility. The incident involved an employee making arrangements to have a customer’s shipment of potash, which had become wet and no longer met specifications for commercial use, improperly disposed of at sea without a permit. As part of the agreement in principle, the government and we acknowledge in a statement of fact to be filed with the court that (i) no harm was done to the environment; (ii) the former employee’s actions constituted a violation of company policy; (iii) we did not benefit financially from the incident; and (iv) no personnel outside of the Portland terminal either approved or had any knowledge of the former employee’s arrangements.

We have fully cooperated with the government’s investigation and promptly adopted measures at the terminal to avoid future incidents of this nature. To settle the matter, we have agreed in principle to enter a plea to a criminal violation of the Ocean Dumping Act, pay a fine of approximately $0.2 million, and make a community service payment of approximately $0.1 million to the Oregon Governor’s Fund for the Environment.

Louisiana Department of Environmental Quality Settlement

After conducting a voluntary compliance self-audit in April 2006, we voluntarily disclosed certain findings from the audit related to compliance with environmental regulations and permits at our Harvey and St. Gabriel Terminals to the Louisiana Department of Environmental Quality, referred to in this report as the LDEQ. Following further discussion between the LDEQ and us, in August 2007, the LDEQ issued a Consolidated Compliance Order and Notice of Potential Penalty for each of the two facilities. We and the LDEQ have reached agreement on a proposed settlement agreement under which we agree to finalize certain work, which we have already undertaken to ensure compliance with the environmental regulations at these two facilities, and to pay a penalty of $0.3 million.

Other Environmental

We are subject to environmental cleanup and enforcement actions from time to time. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) generally imposes joint and several liability for cleanup and enforcement costs on current or predecessor owners and operators of a site, among others, without regard to fault or the legality of the original conduct. Our operations are also subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in pipeline, terminal and carbon dioxide field and oil field operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

We are currently involved in several governmental proceedings involving air, water and waste violations issued by various governmental authorities related to compliance with environmental regulations. As we receive notices of non-compliance, we negotiate and settle these matters. We do not believe that these violations will have a material adverse affect on our business.

We are also currently involved in several governmental proceedings involving groundwater and soil remediation efforts under administrative orders or related state remediation programs issued by various regulatory authorities related to compliance with environmental regulations associated with our assets. We have established a reserve to address the costs associated with the cleanup.

In addition, we are involved with and have been identified as a potentially responsible party in several federal and state superfund sites. Environmental reserves have been established for those sites where our contribution is probable and reasonably estimable. In addition, we are from time to time involved in civil proceedings relating to damages alleged to have occurred as a result of accidental leaks or spills of refined petroleum products, natural gas liquids, natural gas and carbon dioxide. See “—Pipeline Integrity and Releases” above for additional information with respect to ruptures and leaks from our pipelines.

Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters set forth in this note will not have a material adverse effect on our business, financial position, results of operations or cash flows. However, we are not able to reasonably estimate when the eventual settlements of these claims will occur and changing circumstances could cause these matters to have a material adverse impact. As of December 31, 2007, we have accrued an environmental reserve of $92.0 million, and we believe the establishment of this environmental reserve is adequate such that the resolution of pending environmental matters will not have a material adverse impact on our business, cash flows, financial position or results of operations. Additionally, many factors may change in the future affecting our reserve estimates, such as (i) regulatory changes; (ii) groundwater and land use near our sites; and (iii) changes in cleanup technology.

Other

We are a defendant in various lawsuits arising from the day-to-day operations of our businesses. Although no assurance can be given, we believe, based on our experiences to date, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows.

18. Recent Accounting Pronouncements

On September 15, 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement establishes a single definition of fair value and a framework for measuring fair value in generally accepted accounting principles. SFAS No. 157 also expands disclosures about fair value measurements. The provisions of this Statement apply to other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements.

On February 12, 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

The remainder of SFAS No. 157 was adopted by us effective January 1, 2008. The adoption of this portion of the Statement will not have a material impact on our consolidated financial statements.

On September 29, 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106 and 132(R). This Statement requires an employer to (i) recognize the overfunded or underfunded status of a defined benefit pension plan or postretirement benefit plan (other than a multiemployer plan) as an asset or liability in its statement of financial position (effective December 31, 2006 for us); (ii) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year and disclose certain additional information (effective December 31, 2008 for us); and (iii) recognize changes in the funded status of a plan in the year in which the changes occur through comprehensive income.

For us, the adoption of part (i) of SFAS No. 158 described above did not have a material effect on our statement of financial position as of December 31, 2006. For more information on our pensions and other postretirement benefit plans, and our disclosures regarding the provisions of this Statement, see Note 12.

In June 2006, the FASB ratified the consensuses reached by the Emerging Issues Task Force on EITF 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation). According to the provisions of EITF 06-3:

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taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer may include, but are not limited to, sales, use, value added, and some excise taxes; and

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that the presentation of such taxes on either a gross (included in revenues and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board Opinion No. 22 (as amended), Disclosure of Accounting Policies. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis.

EITF 06-3 applies to financial reports for interim and annual reporting periods beginning after December 15, 2006 (January 1, 2007 for us). The adoption of EITF 06-3 had no effect on our consolidated financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement provides companies with an option to report selected financial assets and liabilities at fair value. The Statement’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.

SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157, discussed above, and SFAS No. 107 Disclosures about Fair Value of Financial Instruments.

This Statement was adopted by us effective January 1, 2008, at which time no financial assets or liabilities, not previously required to be recorded at fair value by other authoritative literature, were designated to be recorded at fair value. As such, the adoption of this Statement did not have any impact on our consolidated financial statements.

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. This Statement changes the accounting and reporting for noncontrolling interests in consolidated financial statements. A noncontrolling interest, sometimes referred to as a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent.

Specifically, SFAS No. 160 establishes accounting and reporting standards that require (i) the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled, and presented in the consolidated balance sheet within equity, but separate from the parent’s equity; (ii) the equity amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated income statement (consolidated net income and comprehensive income will be determined without deducting minority interest, however, earnings-per-share information will continue to be calculated on the basis of the net income attributable to the parent’s shareholders); and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently and similarly—as equity transactions.

This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (January 1, 2009 for us). Early adoption is not permitted. SFAS No. 160 is to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for its presentation and disclosure requirements, which are to be applied retrospectively for all periods presented. We are currently reviewing the effects of this Statement.

On December 4, 2007, the FASB issued SFAS 141(revised 2007), (“SFAS 141 (R)”), Business Combinations. Although this statement amends and replaces SFAS No. 141, it retains the fundamental requirements in SFAS No. 141 that (i) the purchase method of accounting be used for all business combinations; and (ii) an acquirer be identified for each business combination. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This Statement applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including combinations achieved without the transfer of consideration; however, this Statement does not apply to a combination between entities or businesses under common control.

Significant provisions of SFAS No. 141(R) concern principles and requirements for how an acquirer (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (January 1, 2009 for us). Early adoption is not permitted. We are currently reviewing the effects of this Statement.

On March 19, 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This Statement is an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 161 requires additional disclosures about an entity’s derivative and hedging activities.

This Statement expands the disclosure requirements of SFAS No. 133 by requiring additional disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.

This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (January 1, 2009 for us) with early adoption permitted. We are currently reviewing the effects of this Statement.

In March 2008, the Emerging Issues Task Force reached a consensus on Issue No. 07-4, or EITF 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships. EITF 07-4 provides guidance for how current period earnings should be allocated between limited partners and a general partner when the partnership agreement contains incentive distribution rights.

This Issue is effective for fiscal years beginning after December 15, 2008 (January 1, 2009 for us), and interim periods within those fiscal years. Earlier application is not permitted, and the guidance in this Issue is to be applied retrospectively for all financial statements presented. We are currently reviewing the effects of this Issue.

19. Subsequent Events

In March 2008, Kinder Morgan Energy Partners completed a public offering of 5,750,000 of its common units at a price of $57.70 per unit, including common units sold pursuant to the underwriters’ over-allotment option, less commissions and underwriting expenses. Kinder Morgan Energy Partners received net proceeds of $324.2 million for the issuance of these common units, and used the proceeds to reduce the borrowings under its commercial paper program.

On March 14, 2008, Kinder Morgan Energy Partners entered into a purchase and sale agreement to sell its 25% interest in Thunder Creek Gas Services, LLC for approximately $50 million. The sale closed in April 2008.

On February 29, 2008, Midcontinent Express Pipeline LLC, an equity method investee of Kinder Morgan Energy Partners, entered into a $1.4 billion credit agreement due February 28, 2011. The facility is with a syndicate of financial institutions with The Royal Bank of Scotland plc as the administrative agent. Borrowings under the credit agreement will be used to finance the construction of the Midcontinent Express Pipeline system and to pay related expenses.

On February 12, 2008, Kinder Morgan Energy Partners completed an additional public offering of senior notes. Kinder Morgan Energy Partners issued a total of $900 million in principal amount of senior notes, consisting of $600 million of 5.95% notes due February 15, 2018 and $300 million of 6.95% notes due January 15, 2038. Kinder Morgan Energy Partners received proceeds from the issuance of the notes, after underwriting discounts and commissions, of approximately $894.1 million, and Kinder Morgan Energy Partners used the proceeds to reduce the borrowings under its commercial paper program.

On February 12, 2008, Kinder Morgan Energy Partners completed an offering of 1,080,000 of its common units at a price of $55.65 per unit in a privately negotiated transaction. Kinder Morgan Energy Partners received net proceeds of $60.1 million for the issuance of these 1,080,000 common units, and used the proceeds to reduce the borrowings under its commercial paper program.

In February 2008, Kinder Morgan Energy Partners entered into fixed-to-floating interest rate swap agreements having a combined notional principal amount of $500 million. These swap agreements were related to the $600 million of 5.95% senior notes issued on February 12, 2008, and have a maturity date of February 15, 2018.

20. Events Subsequent to April 29, 2008 (Unaudited)

On June 6, 2008, Kinder Morgan Energy Partners completed an additional public offering of senior notes. Kinder Morgan Energy Partners issued a total of $700 million in principal amount of senior notes, consisting of $375 million of 5.95% notes due February 15, 2018, and $325 million of 6.95% notes due January 15, 2038. Kinder Morgan Energy Partners received proceeds from the issuance of the notes, after underwriting discounts and commissions, of approximately $687.7 million, and used the proceeds to reduce the borrowings under its commercial paper program. Additionally, following the issuance of $700 million of senior notes on that date, Kinder Morgan Energy Partners entered into two fixed-to-floating interest rate swap agreements having the same notional principal amount associated with these senior notes. The notes due in 2018 constitute a further issuance of the $600 million aggregate principal amount of 5.95% notes issued on February 12, 2008 and will form a single series with those notes. The notes due in 2038 constitute a further issuance of the combined $850 million aggregate principal amount of 6.95% notes issued on June 21, 2007 and February 12, 2008, respectively, and will form a single series with those notes.

On May 30, 2008, the FERC certificate order approving the Rockies Express-East Project was granted. The Rockies Express-East Project is expected to begin interim service to the Lebanon Hub in Warren County, Ohio in December 2008 and be in full service in the third quarter of 2009. Additionally, based upon a preliminary review of the final EIS issued on April 11, 2008 (see Note 16), Rockies Express believes the EIS contains provisions that will result in increased costs and may impact scheduled completion dates. While it is too early to estimate the precise cost impact, Rockies Express currently believes the cost increase will be no more than 5% - 10% of its most recently reported total Rockies Express Pipeline project estimate of approximately $5 billion.

On May 30, 2008 the FERC issued the final EIS which stated that the building and operation of the proposed 504-mile Midcontinent Express Pipeline would result in limited adverse environmental impact. Midcontinent Express is awaiting issuance of a FERC certificate authorizing the construction and operation of the project.